As filed with the Securities and Exchange Commission on June 1, 1994
                                                   Registration No. 33-____

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                 Form S-3
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933


                            THE SCOTTS COMPANY
                       THE O.M. SCOTT & SONS COMPANY
        (Exact name of registrants as specified in their charters)

          Delaware                          31-1199481
      (State or other jurisdiction      (I.R.S. employer
     of incorporation or organization)  identification number)

       14111 Scottslawn Road, Marysville, Ohio 43041 (513) 644-0011
            (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                              Craig D. Walley
               Vice President, General Counsel and Secretary
                            The Scotts Company
               14111 Scottslawn Road, Marysville, Ohio 43041
                              (513) 644-0011
         (Name, address, including zip code, and telephone number,
including area code, of agent for service)
                                Copies to:
     G. Robert Lucas II                  George H. White
     Vorys, Sater, Seymour and Pease     Sullivan & Cromwell
     52 East Gay Street                  125 Broad Street
     P.O. Box 1008                       New York, New York 10004
     Columbus, Ohio 43216-1008           (212) 558-4000
     (614) 464-5691

     Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Registration Statement as the Registrants shall determine.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ____

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act of 1933, check the following box.  X


                      CALCULATION OF REGISTRATION FEE



Title of Each Class of
Securities to be Registered
  Debt Securities

Amount to be
Registered(1)
  $100,000,000

Proposed Maximum
Offering Price
Per Unit(2)
  100%

Proposed Maximum
Aggregate Offering Price(2)
 $100,000,000

Amount of
Registration Fee
  $34,483

(1) Such amount shall be increased, if any Debt Securities are issued at an original issue discount, by an amount such that the net proceeds to be received by the Registrants shall be equal to the above Amount to be Registered. Any offering of Debt Securities denominated other than in U.S. dollars shall be treated as the equivalent in U.S. dollars based on the applicable exchange rate at the time of offering.

(2) Estimated solely for purposes of calculating the registration fee.


    The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


                 SUBJECT TO COMPLETION DATED JUNE 1, 1994

[Scotts Logo]
                               $100,000,000
                            The Scotts Company
                       The O.M. Scott & Sons Company
                              Debt Securities


         The Scotts Company ("Scotts") and The O.M. Scott & Sons Company ("OMS," and, together with Scotts, the "Issuers"), a wholly owned subsidiary of Scotts, may offer from time to time their unsecured senior or subordinated debt securities consisting of notes, debt securities or other evidences of indebtedness (the "Debt Securities") at an initial offering price (or net proceeds, in the case of Debt Securities issued at an original issue discount) not to exceed $100,000,000, or its equivalent in such other currency or in composite currencies or currency units as may be designated by the Issuers at the time of offering. The Debt Securities may be offered in one or more series in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and set forth in a Prospectus Supplement or Prospectus Supplements. Scotts is a holding company, and all of Scotts' operations are conducted through OMS and OMS' subsidiaries. The Debt Securities will be the joint and several obligations of the Issuers.

         The terms of each series of Debt Securities, including, where applicable, the specific designation, rank, aggregate principal amount, authorized denominations, maturities, rate or rates and time or times of payment of any interest, any terms for optional or mandatory redemption or payment of additional amounts or any sinking fund provisions, any initial public offering price, the proceeds to the Issuers and any other specific terms in connection with the offering and sale of such series (the "Offered Debt Securities") will be set forth in a Prospectus Supplement or Prospectus Supplements.

         The Debt Securities may be sold directly by the Issuers, through agents designated from time to time or through underwriters or dealers. See "Plan of Distribution." If any agents of the Issuers or any underwriters are involved in the sale of any Debt Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in a Prospectus Supplement.
                            __________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



The date of this Prospectus is              , 1994.

Information contained herein is subject to completion or amendment. A registration statement relating these securities has been filed with the Securities and Exchange Commission.
These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                           AVAILABLE INFORMATION

         Scotts is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission
(the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium, 500 West Madison, 14th Floor, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Issuers have filed a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as part thereof. Statements contained herein concerning provisions of any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of each document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Scotts' Annual Report on Form 10-K for the fiscal year ended September 30, 1993; Scotts' Current Report on Form 8-K, dated December 30, 1993; Scotts' Quarterly Reports on Form 10-Q for the fiscal quarters ended January 1, 1994 and April 2, 1994, respectively; Scotts' Current Report on Form 8-K/A, dated
February 28, 1994; and all other documents filed by Scotts pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange
Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities, which documents are filed with the Commission (File No. 0-19768) pursuant to the Exchange Act, are incorporated herein by reference. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.


         Scotts will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to The Scotts Company, 14111 Scottslawn Road, Marysville, Ohio
43041, Attention:  Chief Financial Officer, telephone
(513) 644-0011.

                            PROSPECTUS SUMMARY

         The following summary information is qualified in its entirety by reference to the more detailed information and financial statements (including the notes thereto) contained elsewhere in this Prospectus or incorporated by reference herein. As used in this Prospectus, unless the context indicates otherwise, the "Issuers" mean The Scotts Company ("Scotts") and its wholly owned subsidiary, The O.M. Scott & Sons Company ("OMS"), and the "Company" means the Issuers and OMS' direct and indirect subsidiaries, including Hyponex Corporation ("Hyponex"), acquired in November 1988, Republic Tool & Manufacturing Corp. ("Republic"), acquired in November 1992, and Scotts-Sierra Horticultural Products Company ("Sierra"), acquired in December 1993. Sales and market share data given for the Company in this Prospectus do not include Sierra unless otherwise indicated.


                                The Company

         The Company is one of the oldest and most widely recognized manufacturers of products used to grow and maintain landscape: lawns, gardens and golf courses. In both the consumer and professional market segments, the Company, through its brands -- Scotts(Registered) and Turf Builder(Registered) (for consumer lawn care), ProTurf(Registered) (for professional turf care) and Osmocote(Registered) and Peters(Registered) (for commercial horticulture) -- commands market-leading shares more than double those of the next ranked competitors. The Company's long history of technical innovation, its reputation for quality and service and its effective marketing tailored to the needs of do-it-yourselfers and professionals have enabled the Company to maintain leadership in its markets while delivering consistent growth in sales and operating income and stable operating
margins.   Do-it-yourselfers and professionals purchase through
different distribution channels and have different information and product needs. Accordingly, the Company has two business groups, Consumer and Professional, to serve these markets.

Consumer Business Group

         The Consumer Business Group (which accounted for approximately 80% of fiscal 1993 net sales) develops and markets the products consumers need to grow and maintain beautiful lawns and gardens: fertilizers, weed and insect controls, grass seed, organic products and lawn spreaders. The Company estimates that its lawn fertilizer and fertilizer/control combination products, sold under the Scotts and Turf Builder brand names, have a 46% share of the U.S. consumer lawn care chemicals market. The organic product line of topsoils, potting soils, composted manures and mulches are sold under the Hyponex(Registered) brand and other labels. The Company has broadened and strengthened its organic product line as a result of its recent acquisition of Sierra, which manufactures Peters Professional(Registered) potting soil (see "-Recent Developments"). Management estimates that the Company has the leading market share in the total branded organic products market and over a 50% share of the retail potting soil segment.

         The Company provides a high level of service for consumers. It backs its promise of satisfaction with an unconditional "No Quibble" guarantee for its Scotts products and maintains a toll-free hotline for lawn care advice. The Company's consumer products are sold in the United States through mass merchandisers and independent retailers, and internationally in Canada, Japan and Europe through various distribution channels.

Professional Business Group

         The Professional Business Group (which accounted for approximately 20% of fiscal 1993 net sales) develops and markets products for professional users: golf courses, commercial nurseries, sports fields, lawn care service companies and landscapers. Scotts professional products provide these users with a wide array of technically sophisticated controlled-release and water-soluble fertilizers, controls, application devices and growing media under such well-known labels as Scotts ProTurf (for golf course and other turf applications), Osmocote and Sierra(Registered) (for commercial horticulture), ProGrow(Registered) (for the landscape market) and Peters and MetroMix(Registered) (for greenhouses and commercial nurseries). Depending on the market segment, these products are sold through distributors, directly through the Company's agronomically-trained technical representatives ("tech reps"), or through Company-operated stores.

         Management estimates that Scotts ProTurf fertilizer and control products have the leading share of the non-commodity golf course turf care market. In 1993, ProTurf products were used on 81 of the GOLF DIGEST top 100 courses and approximately 55% of the over 14,500 golf courses in the United States. The Company's strong research and development capabilities and agronomically-trained sales force have enabled the Company to introduce innovative new products and technologies and thereby maintain its leading position in these targeted professional turf markets.

         With the acquisition of Sierra, the Company has become the leading supplier of controlled-release and water-soluble fertilizers to the commercial horticulture segment, with an estimated combined market share of over 50% in the United States. Sierra's commercial horticultural products also have significant market positions in Europe, Australia, New Zealand and the Pacific Rim. A recently formed unit within the Professional Business Group, under the ProGrow name, will concentrate on marketing products to professional turf and landscape customers other than golf courses and sports fields, such as lawn care service companies.

Business Strategy

         The Company's business strategy is to be the premier global manufacturer and marketer of products used in landscape growth and maintenance. The major elements of the Company's strategy are to:

         Develop Innovative and Technologically Advanced Products. The Company's proven ability to develop and market new products has been instrumental in establishing its leading market shares. The Company is fully committed to continuing this tradition. For example, it is introducing Turf Builder for Shady Lawns(Registered) in 1994 utilizing proprietary technology to answer the most often expressed needs of its do-it-yourself consumers. In its professional markets, the technical expertise of its sales force, combined with the Company's strong research and development efforts, have resulted in new products introduced since 1988 accounting for 66% of the Professional Business
Group's net sales in fiscal 1993. These new professional products often have consumer applications. With the addition of Sierra's research and development expertise and facilities, new product development is expected to continue and expand.

         Strengthen Relationships with Mass Merchandisers and Independent Retailers. As the only nationwide supplier of a full line of lawn and garden products, the Company has strong relationships with mass merchandisers and major home center retailers such as Kmart, Home Depot and Wal-Mart. Sales to this fastest growing segment of retailers increased approximately 28% from fiscal 1992 to fiscal 1993 and accounted for 40% of the Consumer Business Group's net sales in fiscal 1993. Through customized marketing programs and product offerings, the Company intends to further strengthen its relationship with mass merchandisers, while continuing to support its independent retailers.

         Accelerate Growth Through Cross-Selling. The Company intends to continue its efforts to cross-sell a wider range of its brand name products to retailers by capitalizing on its position as the only nationwide supplier of a full line of landscape growth and maintenance products. The Company also expects to improve its distribution of Scotts products internationally using the sales distribution and manufacturing network of the recently-acquired Sierra. Management also plans to use the leading position of the Scotts brand name in the golf course segment to increase sales of Sierra products and to take advantage of Sierra's strong commercial horticulture presence both in the United States and abroad to increase sales of various Scotts professional products.

         Expand Through Selective Strategic Acquisitions. Since 1988, the Company has completed three strategic acquisitions of companies in the lawn and garden industry. These acquisitions have provided the Company with the opportunity to expand its product offerings while building upon the Company's existing strengths in distribution, technology and brand marketing. The Company believes its most recent acquisition of Sierra, a leading manufacturer and marketer to the commercial horticulture markets in the United States and abroad, will further improve the Company's global competitiveness.

Sierra Acquisition

         On December 16, 1993, the Company acquired Sierra from W.R. Grace & Co.-Conn., and other investors, for approximately $120 million in cash. Sierra, a leading manufacturer and marketer of specialty fertilizers, pesticides and premium growing media used in commercial horticulture, golf course and consumer applications, had net sales of approximately $108.7 million for the period from January 1, 1993, through December 16, 1993.
Its products are
manufactured in six plants located in the United States and one in the Netherlands. Sierra markets its products in the United States and internationally under brand names including Peters, Osmocote, Once(Registered) and Terra-Lite(Registered). Through Sierra's overseas subsidiaries, products are distributed in numerous foreign markets, including, among others, Australia, Europe and the Pacific Rim. Approximately 25% of Sierra's 1993 net sales were abroad.

         For the Company's fiscal year ended September 30, 1993, the Company had net sales of $466.0 million and net income before extraordinary items and accounting changes of $21.0 million, representing increases of 12.7% and 39.6%, respectively, over
fiscal 1992.   Net sales and net income before cumulative effect
of accounting changes for the fiscal year ended September 30, 1993, on a pro forma basis giving effect to the Sierra acquisition were $585.3 million and $20.3 million, respectively.
See "Unaudited Pro Forma Financial Data."

                     SUMMARY HISTORICAL FINANCIAL DATA

         The following summary historical financial data should be read in conjunction with the Company's Consolidated Financial
Statements and Notes thereto as of September 30, 1992 and 1993 and for the three years ended September 30, 1993 included elsewhere in this Prospectus.


                               Fiscal Year Ended September 30,
                                  1989(1)   1990      1991      1992      1993(2)
                            (dollars in thousands, except ratios)

Statement of Operations Data(3):
Net sales . . . .                 $328,368  $350,441  $388,120  $413,558  $466,043
Gross profit. . .                  148,183   163,638   180,164   200,425   221,825
Total operating expenses .         118,634   132,988   142,777   158,260   177,344
Income from operations . .          29,549    30,650    37,387    42,165    44,481
Interest and other expenses . . . . 28,638    37,411    32,932    15,962     9,114
Income (loss) before income taxes,
  extraordinary items and cumulative
  effect of accounting changes. . .    911    (6,761)    4,455    26,203    35,367
Income taxes  . .                    1,750       143     2,720    11,124    14,320
Extraordinary items:
  Loss on early extinguishment
    of debt, net of tax. . .          --          --        --    (4,186)      --
  Utilization of net operating
    loss carryforwards . . .         1,670        --     2,581     4,699       --
Cumulative effect of changes
  in accounting for post-
  retirement benefits,
  net of tax and income
  taxes . . . . .                     --          --        --        --   (13,157)
Net income (loss)                      831    (6,904)    4,316    15,592     7,890

Other Historical Data:

Depreciation and amortization      $19,621   $20,474   $17,785   $15,848   $18,144
Capital expenditures . . .           6,722     8,494     8,818    19,896    15,158
EBITDA(4) . . . .                   47,300    49,080    53,269    56,771    61,598
Ratio of EBITDA to interest
  expense . . . .                    1.46x     1.42x     1.72x     3.56x     7.29x
Ratio of earnings to fixed
  charges(5). . .                    1.03x       ___(6)  1.14x     2.40x     4.08x



                                      Fiscal Year Ended September 30,
                                1989(1)        1990        1991      1992      1993(2)
                                         (dollars in thousands, except for ratios)
Balance Sheet Data (end of period):
Working capital. . . . .        $ 10,363       $18,230     $21,260   $54,795   $78,891
Total assets . . . . . .         276,253       270,429     260,729   268,021   321,590
Long-term debt, including
  current portion. . . .         201,203       192,915     182,954    35,897    92,524
Total stockholders'
  equity (deficit) . . .           2,555       (12,677)     (9,961)  175,929   143,013

<F1>
(1) Includes Hyponex from November 11, 1988.

<F2>
(2) Includes Republic from November 19, 1992.

<F3>
(3) Certain amounts have been reclassified to conform to 1993 presentation;
    these changes did not impact net income.

<F4>
(4) As used herein, EBITDA is defined as income from operations plus depreciation and amortization included therein. Deferred financing costs which have been incurred and capitalized in connection with financing the Company's operations and acquisitions are being amortized and reported as a portion of interest expense and therefore have been excluded from the calculation of depreciation and amortization used in the calculation of EBITDA.
    The Company believes that EBITDA is generally recognized as an indicator of a company's ability to service its debt and capital expenditure requirements. However, EBITDA is not intended to be a performance measure that should be regarded as an alternative either to income from operations or net income or as an indicator of operating performance or cash flows as a measure of liquidity, as determined in accordance with generally accepted accounting principles.

<F5>
(5) The ratio of earnings to fixed charges is computed by dividing (a) the sum of (i) income from operations before income taxes, extraordinary items and the cumulative effect of accounting changes and (ii) fixed charges by (b) fixed charges.
    Fixed charges consist of interest on all indebtedness
    (including amortization of deferred financing costs), capitalized interest and the estimated interest component of operating leases
    (assumed to be one-third of total rental expense).

<F6>
(6) Reflects a deficiency of earnings to fixed charges of $6.8 million.

                SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

     The following summary unaudited pro forma financial data of the Company has been derived from and should be read in conjunction with the unaudited pro forma financial information included elsewhere in this Prospectus under "Unaudited Pro Forma Financial Data." The Pro Forma Statement of Operations Data give effect to the acquisition of Sierra, which occurred on December 16, 1993, as if it had occurred on October 1, 1992. The Pro Forma Balance Sheet Data gives effect to the acquisition of Sierra as if it had occurred on September 30, 1993.

                                            Fiscal Year Ended
                                            September 30, 1993
                                            (dollars in thousands,
                                            except ratios)
Pro Forma Statement of Operations Data:
Net sales . . . . . . . . . . . .           $585,318
Gross profit  . . . . . . . . . .            273,716
Total operating expenses  . . . .            217,727
Income from operations. . . . . .             55,989
Interest and other expenses . . .             19,914
Income before income taxes and
  cumulative effect of accounting
  changes . . . . . . . . . . . .             36,075
Income taxes. . . . . . . . . . .             15,801
Cumulative effect of accounting
  changes . . . . . . . . . . . .            (13,157)
Net income. . . . . . . . . . . .              7,117
Other Pro Forma Data:
Depreciation and amortization . .            $25,246
Capital expenditures. . . . . . .             16,760
EBITDA(1) . . . . . . . . . . . .             75,647
Ratio of EBITDA to interest expense. . . . .   4.89x
Ratio of earnings to fixed
  charges(2). . . . . . . . . . .              2.81x
September 30, 1993
Pro Forma Balance Sheet Data:
Working capital . . . . . . . . .           $ 92,240
Total assets. . . . . . . . . . .            470,205
Long-term debt, including
  current portion . . . . . . . .            215,754
Total stockholders' equity. . . .            143,013

<F1>
(1)  See note (3) to Summary Historical Financial Data.

<F2>
(2)  See note (4) to Summary Historical Financial Data.

                         INVESTMENT CONSIDERATIONS

     Prospective purchasers of any Debt Securities should consider carefully, in addition to the other information contained in this Prospectus, the following factors.

Seasonality; Weather Conditions

     The Company's business is highly seasonal, with approximately 70% of net sales occurring in the second and third fiscal quarters. Unexpected production or transportation difficulties occurring at a time of peak production or sales could cause sales losses which could not readily be recovered in the current year.

     In addition, the Company's consumer business may be adversely affected by the weather. Poor weekend weather during the Spring tends to adversely affect consumer purchases of do-it-yourself lawn care products. Historically, the Company has attempted to lessen the impact of possible adverse weather by offering promotional programs at the retailer and consumer level to encourage consumer purchases in the early Spring. Management believes this strategy and the international scope of the Company's business reduces, but does not eliminate, the Company's vulnerability to poor Spring weekend weather.

Environmental Regulation

     Many of the components of the Company's products and the harvesting of certain of Hyponex's organic products are subject to regulation by the United States Environmental Protection Agency (the "EPA"), other federal agencies and departments, and similar foreign, state and local agencies. Such regulations may affect the Company by restricting or prohibiting the use of these components or such harvesting. The EPA and similar state agencies may also affect the Company's business by regulating the disposal of waste generated in the conduct of the business.

Significant Customers

     Kmart Corporation, including its Builders' Square unit ("Kmart"), and Home Depot accounted for approximately 21.5% and 8.8%, respectively, of the Company's net sales in fiscal 1993, which reflects their significant position in the retail lawn and garden market. Although the Company considers its relations with Kmart and Home Depot to be good, the loss of either of these customers or a substantial decrease in the amount of their purchases could have a material adverse effect on the Company's business.

Restrictions Imposed by Lenders

     The discretion of the management of the Company with respect to certain business matters is limited by covenants contained in the Third Amended and Restated Credit Agreement, dated April 7, 1992, as amended (the "Bank Agreement"), among Scotts, OMS, Chemical Bank, as agent, and the lenders named therein. Among other things, these covenants limit or prohibit the Company from incurring additional indebtedness, creating liens, entering into mergers, acquisitions or divestitures, making distributions with respect to capital stock, making capital expenditures and making investments and loans, and require the Company to maintain certain ratios or amounts related to interest expense coverage, current assets, operating profit and net worth. See "Description of the Bank Agreement" for additional information concerning the Bank Agreement.

                                THE COMPANY

     The Company is one of the oldest and most widely recognized manufacturers of products used to grow and maintain landscape: lawns, gardens and golf courses. In both the consumer and professional market segments, the Company, through its brands -- Scotts and Turf Builder (for consumer lawn care), ProTurf (for professional turf care) and Osmocote and Peters (for commercial horticulture) -- commands market-leading shares more than double those of the next ranked competitors. The Company's long history of technical innovation, its reputation for quality and service and its effective marketing tailored to the needs of do-it-yourselfers and professionals have enabled the Company to maintain leadership in its markets while delivering consistent growth in sales and operating income and stable operating
margins.   Do-it-yourselfers and professionals purchase through
different distribution channels and have different information and product needs. Accordingly, the Company has two business groups, Consumer and Professional, to serve these markets.

Consumer Business Group

     The Consumer Business Group (which accounted for approximately 80% of fiscal 1993 net sales) develops and markets the products consumers need to grow and maintain beautiful lawns and gardens: fertilizers, weed and insect controls, grass seed, organic products and lawn spreaders. The Company estimates that its lawn fertilizer and fertilizer/control combination products, sold under the Scotts and Turf Builder brand names, have a 46% share of the U.S. consumer lawn care chemicals market. The organic product line of topsoils, potting soils, composted manures and mulches are sold under the Hyponex brand and other labels. The Company has broadened and strengthened its organic product line as a result of its recent acquisition of Sierra, which manufactures Peters Professional potting soil (see "-Recent Developments"). Management estimates that the Company has the leading market share in the total branded organic products market and over a 50% share of the retail potting soil segment.

     The Company provides a high level of service for consumers. It backs its promise of satisfaction with an unconditional "No Quibble" guarantee for its Scotts products and maintains a toll-free hotline for lawn care advice. The Company's consumer products are sold in the United States through both mass merchandisers and independent retailers, and internationally in Canada, Japan and Europe through various distribution channels.

Professional Business Group

     The Professional Business Group (which accounted for approximately 20% of fiscal 1993 net sales) develops and markets products for professional users: golf courses, commercial nurseries, sports fields, lawn care service companies and landscapers. Scotts professional products provide these users with a wide array of technically sophisticated controlled-release and water-soluble fertilizers, controls, application devices and growing media under such well-known labels as Scotts ProTurf (for golf course and other turf applications), Osmocote and Sierra (for commercial horticulture), ProGrow (for the landscape market) and Peters and MetroMix (for greenhouses and commercial nurseries). Depending on the market segment, these products are sold through distributors, directly through the Company's agronomically-trained technical representatives, or through Company-operated stores.

     Management estimates that Scotts ProTurf fertilizer and control products have the leading share of the non-commodity golf course turf care market. In 1993, ProTurf products were used on 81 of the Golf Digest top 100 courses and approximately 55% of the over 14,500 golf courses in the Untied States. The Company's strong research and development capabilities and agronomically-trained sales force have enabled the Company to introduce innovative new products and technologies and thereby maintain its leading position in these targeted professional turf markets.

     With the acquisition of Sierra, the Company has become the leading supplier of controlled-release and water-soluble fertilizers to the commercial horticulture segment, with an estimated combined market share of over 50% in the United States. Sierra's commercial horticultural products also have significant positions in Europe, Australia, New Zealand and the Pacific Rim. A recently formed unit within the Professional Business Group, under the ProGrow name, will concentrate on marketing Scotts products to professional turf and landscape customers other than golf courses and sports fields, such as lawn care service companies.

Business Strategy

     The Company's business strategy is to be the premier global manufacturer and marketer of products used in landscape growth and maintenance. The major elements of the Company's strategy are to:

     Develop Innovative and Technologically Advanced Products. The Company's proven ability to develop and market new products has been instrumental in establishing its leading market shares. The Company is fully committed to continuing this tradition. For example, it is introducing Turf Builder for Shady Lawns in 1994 utilizing proprietary technology to answer the most often expressed needs of its do-it-yourself consumers. In its professional markets, the technical expertise of its sales force, combined with the Company's strong research and development efforts, have resulted in new products introduced since 1988 accounting for 66% of the Professional Business Group's net sales in fiscal 1993. These new professional products often have consumer applications. With the addition of Sierra's research and development expertise and facilities, new product development is expected to continue and expand.

     Strengthen Relationships with Mass Merchandisers and Independent Retailers. As the only nationwide supplier of a full line of lawn and garden products, the Company has strong relationships with mass merchandisers and major home center retailers such as Kmart, Home Depot and Wal-Mart. Sales to this fastest growing segment of retailers increased approximately 28% from fiscal 1992 to fiscal 1993 and accounted for 40% of the Consumer Business Group's net sales in fiscal 1993. Through customized marketing programs and product offerings, the Company intends to further strengthen its relationship with mass merchandisers, while continuing to support its independent retailers.

     Accelerate Growth Through Cross-Selling. The Company intends to continue its efforts to cross-sell a wider range of its brand name products to retailers by capitalizing on its position as the only nationwide supplier of a full line of landscape growth and maintenance products. The Company also expects to improve its distribution of Scotts products internationally using the sales distribution and manufacturing network of the recently-acquired Sierra. Management also plans to use the leading position of the Scotts brand name in the golf course segment to increase sales of Sierra products and to take advantage of Sierra's strong commercial horticulture presence both in the United States and abroad to increase sales of various Scotts professional products.

     Expand Through Selective Strategic Acquisitions. Since 1988, the Company has completed three strategic acquisitions of companies in the lawn and garden industry. These acquisitions have provided the Company with the opportunity to expand its product offerings while building upon the Company's existing strengths in distribution, technology and brand marketing. The Company believes its most recent acquisition of Sierra, a leading manufacturer and marketer to the commercial horticulture markets in the United States and abroad, will further improve the Company's global competitiveness.

Sierra Acquisition

     On December 16, 1993, the Company acquired Sierra from W.R. Grace & Co.-Conn., and other investors, for approximately $120 million in cash. Sierra, a leading manufacturer and marketer of specialty fertilizers, pesticides and premium growing media used in commercial horticulture, golf course and consumer applications, had net sales of approximately $108.7 million for the period from January 1,1993, through December 16, 1993. Its products are manufactured in six plants located in the United States and one in The Netherlands. Sierra markets its products in the United States and internationally under brand names including Peters, Osmocote, Once and Terra-Lite. Through Sierra's overseas subsidiaries, products are distributed in numerous foreign markets, including, among others, Australia, Europe and the Pacific Rim. Approximately 25% of Sierra's 1993 net sales were abroad.

     For the Company's fiscal year ended September 30, 1993, the Company had net sales of $466.0 million and net income before extraordinary items and accounting changes of $21.0 million, representing increases of 12.7% and 39.6%, respectively, over
fiscal 1992.   Net sales and net income before cumulative effect
of accounting changes for the fiscal year ended September 30, 1993, on a pro forma basis giving effect to the Sierra acquisition were $585.3 million and $20.3 million, respectively. See "Unaudited Pro Forma Financial Data."

History

     The Company traces its roots back to the seed business founded in 1870 by Orlando McLean Scott in Marysville, Ohio. In 1986, OMS was purchased by Clayton & Dubilier (now Clayton, Dubilier & Rice, Inc.), a private investment firm, members of management and other investors from ITT Corporation in a leveraged transaction. The Company acquired the lawn and garden business of Hyponex in November 1988 through a series of mergers for approximately $112 million. In February 1992, the Company completed the initial public offering of its common stock and received net proceeds of approximately $157 million, which were used to redeem certain notes and debentures issued in 1986 in connection with the leveraged transaction and to reduce other outstanding indebtedness. The Company acquired Republic, a garden tool and lawn spreader manufacturer, in November 1992 for approximately $16 million. In February 1993, the Company repurchased all 2.4 million shares of its Class A Common Stock owned by Clayton, Dubilier & Rice, Inc. for approximately
$41.4 million. The Company acquired Sierra, then known as Grace-Sierra Horticultural Products Company, on December 16, 1993 for approximately $120 million.

     The Company's principal executive offices are located at 14111 Scottslawn Road, Marysville, Ohio 43041, and its telephone number is (513) 644-0011.

                              USE OF PROCEEDS

     The Company's Bank Agreement currently provides that the net proceeds to the Company from the offering of any of the Debt Securities, after payment of any offering expenses and underwriting discounts or commissions, be used to repay term loans under the Bank Agreement. Such term loans mature semi-annually through final maturity on September 30, 2000, and, as of September 30, 1993, bore a weighted average interest rate of 5.5%. See "Description of Bank Agreement."


                    SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth selected historical financial data of the Company on a consolidated basis. The statement of operations data for the fiscal years ended September 30, 1989, 1990, 1991, 1992 and 1993, and the balance sheet data as of September 30, 1989, 1990, 1991, 1992 and 1993 were derived from the audited Consolidated Financial Statements of the Company. The selected historical financial data should be read in conjunction with the Company's
Consolidated Financial Statements and Notes thereto and
"Management's Discussion and Analysis of Financial Condition and
Results of Operations" appearing elsewhere herein.

                                Fiscal Year Ended September 30,
                                   1989(1)         1990             1991      1992      1993(2)
                                                      (dollars in thousands, except for share data and ratios)
Statement of Operations
  Data (3)
Net sales . . .                   $   328,368     $   350,441      $   388,120         $   413,558    $   466,043
Cost of sales .                       180,185         186,803          207,956             213,133        244,218
Gross profit. .                       148,183         163,638          180,164             200,425        221,825
Operating expenses:
  Marketing . .                        50,222          48,681           57,489              66,245         74,579
  Distribution.                        39,377          55,628           57,056              61,051         67,377
  General and
    administrative . . . . . . . .     24,405          23,965           22,985              24,759         27,688
  Research and development . . . .      4,630           4,714            5,247               6,205          7,700
  Total operating expenses . . . .    118,634         132,988          142,777             158,260        177,344

Income from operations . . . . . .     29,549          30,650           37,387              42,165         44,481
Interest and other expenses. . . .     28,638          37,411           32,932              15,962          9,114

Income (loss) before income
   taxes, extraordinary items
   and cumulative effect
   of accounting changes .  . . . .       911          (6,761)           4,455              26,203         35,367
Income taxes  .                         1,750             143            2,720              11,124         14,320
Income (loss) before
  extraordinary items  and
  cumulative effect of
  accounting changes . . . . . . .       (839)         (6,904)           1,735              15,079         21,047
Extraordinary items:
  Loss on early extinguishment
    of debt, net of tax. . . . . . .       -              -                  -              (4,186)          -
  Utilization of net operating
    loss carryforwards . . . . . . .    1,670             -              2,581               4,699           -
Cumulative effect of
  changes in accounting
  for postretirement
  benefits, net of tax
  and income taxes . . . . . . . .        -               -                  -                  -         (13,157)

Net income (loss). . . . . . . . .       $831         $(6,904)          $4,316             $15,592       $  7,890

Net income (loss) per
  common share:  (4)
Income (loss) before
  extraordinary items
  and cumulative effect of
  accounting changes . . . . . . .   $  (0.07)       $  (0.58)         $  0.15             $  0.84       $   1.07

Extraordinary items:
Loss on early
  extinguishment of debt,
  net of tax. .                          -               -                 -                 (0.23)            -
Utilization of net
  operating loss
  carryforwards  . . . . . . . . .       0.14            -                0.21                0.26          -
Cumulative effect of
  changes in accounting
  postretirement benefits,
  net of tax and income
  taxes . . . .                          -               -                   -                   -          (0.67)

  Net income (loss). . . . . . . .$      0.07        $  (0.58)        $   0.36             $  0.87       $   0.40

Weighted average common
  shares outstanding
  during the period. . . . . . . . 11,511,278      11,976,733       11,832,651          18,014,151     19,687,013

Other Historical Data:

Depreciation and amortization         $19,621         $20,474          $17,785             $15,848       $ 18,144
Capital expenditures . . . . . . .      6,722           8,494            8,818              19,896         15,158
EBITDA(5) . . .                        47,300          49,080           53,269              56,771         61,598
Ratio of EBITDA to interest
  expense . . .                         1.46x           1.42x            1.72x               3.56x          7.29x
Ratio of earnings to fixed
  charges(6). .                         1.03x            -- (7)          1.14x               2.40x          4.08x


Balance Sheet Data (end of
  period)(3)

Working capital                       $10,363         $18,230          $21,260             $54,795          $78,891
Property, plant and
  equipment, net . . . . . . . . .     85,976          83,384           79,903              89,070           98,791
Total assets. .                       276,253         270,429          260,729             268,021          321,590
Long-term debt, including
  current portion. . . . . . . . .    201,203         192,915          182,954              35,897           92,524
Total stockholders'
  equity (deficit) . . . . . . . .      2,555         (12,677)          (9,961)            175,929          143,013

<F1>
(1)  Includes Hyponex from November 11, 1988.

<F2>
(2)  Includes Republic from November 19, 1992.

<F3>
(3)  Certain amounts have been reclassified to conform to 1993 presentation; these changes did not impact net income.

<F4>
(4)  Net income (loss) per share for fiscal 1991 and 1990 has been restated to eliminate the effect of accretion to redemption value of redeemable common stock to be comparable with fiscal 1992.  All per share amounts for fiscal
     1988 through 1991 have been adjusted for the January 1992 reverse stock split, in which every 2.2 shares of old
     Class A Common Stock were exchanged for one share of new Class A Common Stock.

<F5>
(5)  As used herein, EBITDA is defined as income from operations plus depreciation and amortization included therein.
     Deferred financing costs which have been incurred
    and capitalized in connection with financing the Company's operations and acquisitions are being amortized and reported as a portion of interest expense and therefore have been excluded from the calculation of depreciation and amortization used in the calculation of EBITDA.
    The Company believes that EBITDA is generally recognized as an indicator of a Company's ability to service its debt and capital expenditure requirements.  However, EBITDA is not intended to be a performance measure that should be regarded as an alternative either to income from operations or net income or as an indicator of operating performance or cash flows as a measure of liquidity, as determined in accordance with generally accepted accounting principles.
<F6>
(6)  The ratio of earnings to fixed charges is computed by dividing (a) the sum of (i) income from continuing operations before income taxes, extraordinary items and the cumulative effect of accounting changes and (ii) fixed charges by
     (b) fixed charges.  Fixed charges consist of interest on all indebtedness (including amortization of deferred financing costs), capitalized interest and the estimated interest component of operating leases (assumed to be one-third of total rental expense).

<F7>
(7)  Reflects a deficiency of earnings to fixed charges of $6.8 million.


                    UNAUDITED PRO FORMA FINANCIAL DATA

     The following unaudited pro forma financial information of the Company has been derived from the Consolidated Financial Statements of the Company and the Consolidated Financial Statements of Sierra. The Pro Forma Consolidated Statement of Operations gives effect to the acquisition of Sierra, which occurred on December 16, 1993, as if it had occurred on October 1, 1992.

     THE PRO FORMA INFORMATION AND ACCOMPANYING NOTES SHOULD BE
READ IN CONJUNCTION WITH THE COMPANY'S CONSOLIDATED FINANCIAL
STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE HEREIN AND WITH
SIERRA'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO
INCORPORATED BY REFERENCE HEREIN.  THE PRO FORMA INFORMATION DOES
NOT PURPORT TO REPRESENT WHAT THE COMPANY'S RESULTS OF OPERATIONS
ACTUALLY WOULD HAVE BEEN HAD THE
ACQUISITION OF SIERRA OCCURRED ON OCTOBER 1, 1992 OR TO PROJECT THE COMPANY'S RESULTS OF OPERATIONS FOR ANY FUTURE PERIOD. THE PRO FORMA FINANCIAL INFORMATION IS BASED ON
ESTIMATES OF FINANCIAL EFFECTS THAT MAY NOT PROVE TO BE ACCURATE
OVER TIME.

              Pro Forma Consolidated Statement of Operations
                   For the Year Ended September 30, 1993
                                (Unaudited)


                            The Scotts  Sierra
                            Company     Historical   Pro Forma
                            Historical  (1)          Adjustments     Pro Forma
                          (dollar in thousands, except per share data and ratios)
Net sales . . . . . . . .   $  466,043  $  119,275   $    -          $  585,318
Cost of sales . . . . . .      244,218      66,135    1,249 (2)         311,602

  Gross profit. . . . . .      221,825      53,140   (1,249)            273,716

Operating expenses:
  Marketing . . . . . . .       74,579      23,243      -                97,822
  Distribution. . . . . .       67,377       4,025      -                71,402
  General and administrative . .27,688       8,837      164 (3)          36,689
  Research and development . . . 7,700       4,114      -                11,814
    Total operating expenses . 177,344      40,219      164             217,727

Income from operations. .       44,481      12,921   (1,413)             55,989

Interest expense. . . . .        8,454       7,514     (507) (4)         15,461
Other expense, net. . . .          660       1,030    2,763 (5)           4,453

Income before income taxes
  and cumulative effect of
  accounting changes. . .       35,367       4,377   (3,669)             36,075

Income taxes. . . . . . .       14,320       1,727     (246) (6)         15,801

Income before cumulative
  effect of accounting
  changes . . . . . . . .   $   21,047  $    2,650  $(3,423)         $   20,274

Earnings per common share
  before cumulative effect
  of accounting changes .   $     1.07                                  $  1.03

Weighted average common
  shares outstanding. . .   19,687,013                               19,687,013
Other Pro Forma Data:
  Depreciation and
    amortization. . . . .      $18,144      $3,840   $3,262             $25,246
  EBITDA (7). . . . . . .       60,938      15,623     (914)             75,647
  Ratio of EBITDA to
    interest expense. . .        7.21x       2.08x        -               4.89x
  Ratio of earnings to
    fixed charges (8) . .        4.08x       1.49x        -               2.81x
________________
<F1>
(1)  Certain reclassifications have been made to Sierra's
     historical statement of operations to conform to The Scotts
     Company classifications.  To conform Sierra's fiscal year of
     December 31, 1993 to the Company's fiscal year of
     September 30, 1993, Sierra's results of operations for the three months ended December 31, 1993 have been excluded and their results of operations for the three months ended
     December 31, 1992 have been included in the pro forma
     presentation.  Net sales and net income for these respective three month periods were:


                         Three Months Ended
                            December 31,
                         1993           1992
                         (dollars in thousands)
Net sales                $25,705        $27,798
Net (loss) income           (784)           485

<F2>
(2)This adjustment reflects the following:

(in thousands)

$ 1,140   manufacturing profit in acquired inventories

    209 depreciation of the step-up of tangible assets acquired

     42   amortization of patents acquired

   (142) reduction in expenses related to assumed facilities leases

$ 1,249

<F3>
(3)To amortize $164,000 of organizational costs associated with the acquisition.

<F4>
(4)  This adjustment reflects the following:

     (in thousands)

     $ 6,781        interest on acquisition indebtedness

         326        amortization of deferred financing costs

      (7,514) elimination of interest on Sierra's retired indebtedness

        (100)       elimination of Sierra's deferred financing
                    costs
     $  (507)

<F5>
(5) To amortize non-compete agreements ($1.2 million) and goodwill ($1.6 million).

<F6>
(6) To reflect domestic income taxes not previously recorded by Sierra due to its net operating loss position, as well as the tax effects of pro forma adjustments to interest expense, patent amortization, adjusted lease expense and amortization of non-compete agreements and goodwill at statutory federal and state income tax rates.

<F7>
(7)  See note 3 to "Selected Historical Financial Data."

<F8>
(8)  See note 4 to "Selected Historical Financial Data."
             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Company's Consolidated Financial Statements and the Unaudited
Pro Forma Financial Data and respective notes thereto included elsewhere in this Prospectus.

General

     The increasing share of consumer business attributable to mass merchandisers, as well as the December 1993 acquisition of Sierra, have affected and will continue to affect the Company in several ways.

     Based on its experience in the past several years, management anticipates that a greater proportion of the Company's consumer products will be sold through the mass merchandiser distribution channel. Increased sales to mass merchandisers makes the Company's sales more seasonal, as the inventory controls and just-in-time ordering which mass merchandisers utilize tend to concentrate the Company's sales "in season" (i.e., during the second and third fiscal quarters). In addition, local regulatory efforts to decrease the amount of fertilizers and control products stored at golf courses have resulted in increasing reluctance by golf course customers to purchase products in the late Fall for Spring use. This reluctance has increased, and likely will continue to increase, the seasonality of the Company's business.

     The acquisition of Sierra should have an important impact on the Company. At the time of the acquisition, Sierra's business was primarily professional. On a pro forma basis, Sierra would have added approximately $100 million in net sales to the Company's Professional Business Group and approximately $15 million to the Company's Consumer Business Group for the fiscal year ended September 30, 1993. Management believes that Sierra's sales should offset to some extent the increasing seasonality of the Company's sales discussed above both because the Professional Business Group's customers tend to purchase the Company's products during a greater part of the fiscal year and because Sierra has substantial sales outside of the United States, where seasons and usage patterns are different. The Company believes that the acquisition of Sierra will also benefit the Company by providing fertilizer manufacturing facilities in a number of locations outside of Ohio, including one in The Netherlands, which, over the long term, should help ameliorate the Company's current manufacturing capacity limitations and help to control distribution costs while increasing customer service.

Results of Operations

     Fiscal 1993 Compared with Fiscal 1992

     Net sales of $466.0 million increased by $52.5 million, or 12.7%. The majority of the increase resulted from increased sales volume of consumer products. Consumer Business Group sales of $370.2 million increased by $47.6 million, or 14.8%. The growth was principally derived from increased sales volume to major retailers and from sales for Republic, acquired in November 1992, which accounted for approximately 37.5% of the increase in Consumer Business Group sales. Professional Business Group sales of $93.7 million increased by $3.6 million, or 4.0%. The majority of the increase was due to increased sales volume.

     Cost of sales of $244.2 million (52.4% of net sales) compared with $213.1 million (51.5% of net sales) in fiscal 1992. The increase was primarily caused by lower gross profit margins on Republic's products in fiscal 1993. Cost savings from the implementation of new controlled-release fertilizer technology, which exceeded start-up costs incurred early in fiscal 1993, partly offset the increase.

     Operating expenses of $177.3 million increased by $19.1 million, or 12.1%. The increase was caused by increased investment in advertising and consumer rebates in fiscal 1993. higher distribution costs related to increased sales, and the inclusion of operating expenses for Republic which amounted to approximately $3.0 million from November through the end of the fiscal year.

     Income from operations of $44.5 million increased by $2.3 million or 5.5%, which resulted from increased sales, partially offset by increased operating expenses. The increase was also offset, in part, by additional pretax charges of $2.4 million, in fiscal 1993, resulting from the implementation of the Financial Accounting Standards Board ("FASB") Statement of Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106").

     Interest expense of $8.5 million decreased by $7.5 million or 47.0%. The decrease resulted from reduced borrowings and lower interest rates in fiscal 1993 including the effect of early redemption of subordinated notes and debentures. Reduced borrowings resulted from the application of the net proceeds of Scotts' January 1992 initial public offering and cash flow from operations, partly offset by the use of capital resources for the Republic acquisition, the purchase of Scotts' Class A Common Stock from Clayton, Dubilier & Rice, Inc. and capital investment in 1993.

     Income before extraordinary items and cumulative effect of accounting changes increased by approximately $6.0 million, or 39.6%, primarily due to increased operating income and lower interest expense. The increase was partially offset by a $1.4 million charge, net of tax, related to adoption of SFAS 106 in 1993.

     Net income of $7.9 million decreased by $7.7 million, or 49.4%. The decrease was attributable to current expense from the implementation of SFAS 106 and a non-recurring charge for the cumulative effect of the change in accounting in the amount of $14.9 million, net of tax. The decrease was partially offset by a non-recurring benefit of $1.8 million, related to implementation of FASB Statement of Accounting Standards No. 109, "Accounting for Income Taxes".

     Fiscal 1992 Compared to Fiscal 1991

     Net sales for the fiscal year ended September 30, 1992 of $413.6 million increased by $25.4 million, or 6.6%. Consumer Business Group sales of $322.6 million increased by $19.4 million, or 6.4%. This growth was derived from increased sales to major retailers, while geographical diversification offset the effect of locally unfavorable weather conditions and the soft economy. Professional Business Group sales of $90.1 million increased by $5.1 million, or 6.0%, primarily due to sales of new Poly-S(Registered) fertilizer products and improved selling programs. Through its patented Poly-S technology, the Company produces nutrient particles with an inner coating of sulfur and an outer polymer coating.

     Cost of sales of $213.1 million (51.5% of net sales) for fiscal 1992 compared with $208.0 million (53.6% of net sales) for fiscal 1991. The decrease was partly attributable to favorable product costs, and, in part, to non-recurring costs in fiscal 1991 resulting from the contamination of certain of the Company's professional products with atrazine, a herbicide, and the resulting damage to the greens of a number of golf courses in the United States and Canada. These non-recurring costs totaled $2.2 million in fiscal 1991.

     Marketing expense of $66.2 million (16.0% of net sales) for fiscal 1992 compared with $57.5 million (14.8% of net sales) for fiscal 1991. The increase was primarily attributable to the cost of expanding geographic coverage of Scott's Early Bird rebate promotion and the addition of an on-bag rebate for selected Hyponex soil and bark products.

     Distribution expense of $61.1 million for fiscal 1992 compares with $57.1 million for fiscal 1991 reflecting higher freight costs in 1992 on increased sales. Distribution expense in both fiscal 1992 and fiscal 1991 represented approximately 14.7% of net sales.

     General and administrative expense of $24.8 million (6.0% of net sales) for fiscal 1992 compared with $23.0 million (5.9% of net sales) for fiscal 1991. The increase was partly caused by an increase in the cost of medical and pension benefits provided by the Company and partly by a general increase in costs in fiscal 1992.

     Other expense (net) of $.02 million for fiscal 1992 compares with other expense (net) of $2.0 million in fiscal 1991. The decrease was partly attributable to royalty income received in fiscal 1992 by OMS under a licensing agreement permitting the use of Scott's name on certain lawnmowers manufactured and distributed by a licensee. The decrease was also attributable to non-recurring charges recorded in fiscal 1991 offset by foreign currency transaction losses recognized in 1992.

Liquidity and Capital Resources

     Capital expenditures totaled $15.2 million and $19.9 million for the fiscal years ended September 30, 1993 and 1992, respectively, and are expected to total approximately $31.5 million in fiscal 1994. Capital expenditures planned for fiscal 1994 include a substantial addition to the Company's Marysville, Ohio production facilities estimated to be $13 million. The most significant project planned is a new production building to manufacture products using Scott's new patented controlled-release fertilizer Poly-S(Registered) technology. The facility will provide additional production capacity in response to customer demand for Poly-S(Registered) products. The Bank Agreement, as amended on December 16, 1993, restricts the amount the Company may spend on future capital expenditures to $35 million per year in fiscal 1994 and thereafter. These expenditures will be financed with cash provided by operations and utilization of available credit facilities.

     Effective November 19, 1992, OMS acquired Republic for a purchase price of approximately $16.4 million. A description of the Republic acquisition is found in Note 2 on page F-9 of this Prospectus.

     On February 23, 1993, Scotts purchased all of the shares of its Class A Common Stock held by a fund managed by Clayton, Dubilier & Rice, Inc. A total of 2,414,895 shares of Class A Common Stock were purchased for approximately $41.4 million which was financed through the use of term loans under the Bank Agreement which is described below.


     Effective December 16, 1993, OMS completed the acquisition of Sierra for an aggregate purchase price of approximately $123.3 million, including estimated transaction costs of $3.3 million. The acquisition was financed through the use of term loans under the Bank Agreement. Chemical Bank serves as agent for the participating banks.

     Primarily as the result of the inclusion of Republic's current assets, current assets increased from $115.5 million on September 30, 1992 to $143.7 million on September 30, 1993. Higher inventories of the Company's products at September 30, 1993 also contributed to the increase.

     Total liabilities of $178.6 million, at September 30, 1993, increased by $86.5 million. The increase was principally due to the addition of term loans for the purchase of Class A Common Stock mentioned above and a long-term liability related to the adoption of SFAS 106 effective October 1, 1992.

     Total shareholders' equity decreased from $175.9 million on September 30, 1992 to $143.0 million on September 30, 1993, primarily due to a reduction in total shareholders' equity for treasury stock representing the Class A Common Stock purchased in February 1993.

     The major sources of liquidity for Company operations and expansion are funds generated internally and borrowings under the Bank Agreement. The Bank Agreement was amended in November 1992 to permit the acquisition of Republic, amended in February 1993 to provide financing for and permission to purchase the Class A Common Stock mentioned above and amended again in December 1993 to provide financing for and permit the acquisition of Sierra.
As amended, the Bank Agreement provides a revolving credit commitment of $150.0 million through March 31, 1996 and $195.0 million of term loans with scheduled maturities commencing on April 30, 1994 and extending through September 30, 2000. The loans are provided by Chemical Bank, as agent, and thirteen other participating banks. The increased credit availability provided adequate capital for the acquisition of Republic and Sierra and their estimated future working capital needs. See "Description of Bank Agreement."

     Among other requirements, the financial covenants in the Bank Agreement require maintenance of Adjusted Operating Profit, Consolidated Net Worth and Interest Coverage (each as defined therein) and require the Company to reduce revolving borrowings under the Bank Agreement to $30.0 million for thirty consecutive days each year. The Company met all the requirements of the financial covenants during the fiscal year ended September 30, 1993.

     The Company's business is highly seasonal with approximately 69% of sales occurring in the second and third fiscal quarters ending March and June, respectively. Seasonality is reflected in working capital requirements. Working capital needs are greatest from November through May, the peak production periods, and are highest in March. Working capital needs are relatively low in the summer months. In addition, the Company's consumer business may be adversely affected by the weather. Poor weekend weather during the Spring tends to adversely affect consumer purchases of the Company's do-it-yourself products. Historically, the Company has attempted to lessen the impact of possible adverse weather by promotional programs at the retail and consumer levels to encourage consumer purchases in the early Spring.

     Management believes that cash flow and capital resources will be sufficient to meet future debt service requirements and working capital needs.

Inflation

     The Company is subject to the effects of changing prices. The Company has, however, generally been able to pass along inflationary increases in its costs by increasing the prices of its products. In addition, the application of purchase accounting in connection with the Company's acquisition by a company formed by Clayton, Dubilier & Rice and the Hyponex acquisition mitigates the effects of changing costs on the financial statements because assets and liabilities were adjusted to fair values on the acquisition dates and cost of sales and depreciation have therefore been adjusted accordingly.

Accounting Issues

     The Company adopted SFAS 106 and SFAS 109 effective
October 1, 1992. The effect on 1993 net income of adopting SFAS 106 was an after-tax charge of $1.4 million for fiscal 1993 and a non-recurring charge of $14.9 million net of tax, for the cumulative effect of the change in accounting. The cumulative effect of adopting SFAS 109 was a non-recurring benefit of $1.8 million. The adoption of SFAS 109 also resulted in a deferred tax asset. A valuation reserve was not established because the Company expects sufficient future taxable income to realize the benefit of the deferred tax asset.

     In November 1992, FASB issued Statement Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS 112") which changes the prevalent method of accounting for benefits provided after employment but before retirement. Scotts must adopt SFAS 112 no later than the first quarter of fiscal 1995. Management is currently evaluating the provisions of SFAS 112 and, at this time, the effect of adopting SFAS 112 has not been determined.


                                 BUSINESS

     The Company is one of the oldest and most widely recognized manufacturers of products used to grow and maintain landscape: lawns, gardens and golf courses. In both the consumer and professional market segments, the Company, through its brands -- Scotts and Turf Builder (for consumer lawn care), ProTurf (for professional turf care) and Osmocote and Peters (for commercial horticulture) -- commands market-leading shares more than double those of the next ranked competitors. The Company's long history of technical innovation, its reputation for quality and service and its effective marketing tailored to the needs of do-it-yourselfers and professionals have enabled the Company to maintain leadership in its markets while delivering consistent growth in sales and operating income and stable operating
margins.   Do-it-yourselfers and professionals purchase through
different distribution channels and have different information and product needs. Accordingly, the Company has two business groups, Consumer and Professional, to serve these markets.

Consumer Business Group

     Products

     The Company's consumer products include lawn fertilizers, fertilizer/control combination products, potting soils and other organic products, grass seed, lawn spreaders, indoor and outdoor plant care products and garden tools. The following table sets forth information concerning sales of the Company's consumer products in fiscal 1991, 1992 and 1993:

                          Consumer Products Sales
                               (in millions)

    Fiscal Year Ended September 30,
                                              1991    1992    1993
Fertilizers and Combination Products . . . .  $132.4  $134.2  $154.4
Organic Products . . . . . . . . . . . . . .   133.4   143.2   150.3
Grass Seed . . . . . . . . . . . . . . . . .    13.3    23.7    25.4
Lawn Spreaders . . . . . . . . . . . . . . .    11.2    10.2    28.2
Garden Products, Tools and Indoor
  Products . . . . . . . . . . . . . . . . .     7.5     5.7     5.0
International. . . . . . . . . . . . . . . .     5.4     5.6     6.9
  Total. . . . . . . . . . . . . . . . . . .  $303.2  $322.6  $370.2

    Lawn Fertilizers and Combination Products. The Company's most important consumer products are lawn fertilizers, such as Turf Builder(Registered), and combination fertilizer/control products, such as Turf Builder Plus 2(Registered) (which is used to eliminate dandelions and other broadleaf weeds) and Turf Builder Plus Halts(Registered) (to prevent crabgrass and other weeds). Typically, these are patented, homogeneous, controlled-release products which provide complete controlled feeding for consumers' lawns for up to two months without the risk of damage to the lawn presented by less expensive non-controlled-release products. A number of the Company's products are specially formulated for geographical differences and some, such as Bonus(Registered) S (to control weeds in Southern grasses) are distributed to limited areas. Most of the Company's fertilizer and combination products are sold in dry, granular form, although the Company also sells a small amount of liquid lawn care products. Consumer products that utilize Sierra's technology include Peters(Registered) Professional(Registered) all-soluble fertilizers and Once(Registered) controlled-release lawn fertilizer, which can provide up to three months of feeding from one application.

    Management estimates that in fiscal 1993 the Company's share of the consumer lawn chemicals products market was approximately
46%, more than double that of the second leading brand.

    Organic Products. The Company sells a broad line of organic products under the Hyponex and other labels, including retail potting soils, topsoil, peat, manures and mulches. Management estimates that the Company's fiscal 1993 market share was approximately 50% in potting soils, more than double that of the next leading brand, and approximately 39% in other consumer organic products.

    Grass Seed. High quality seed was the Company's first product. Today, the Company sells numerous varieties and blends of grass seed, many of them proprietary, designed for different uses and geographies. Management estimates that the Company's share of the consumer grass seed market was approximately 28% in fiscal 1993.

    Lawn Spreaders. Because Scott's granular lawn care products perform best when applied evenly and accurately, the Company sells a line of spreaders specifically developed for use with Scotts products. This line includes the SpeedyGreen(Registered) and EasyGreen(Registered) rotary spreaders, the PrecisionGreen(Registered) and AccuGreen(Registered) drop spreaders, and the HandyGreen(Registered) hand-held rotary spreader.

    In November 1992, the Company acquired Republic, a manufacturer of spreaders and other lawn and garden equipment. Republic had fiscal 1993 sales of approximately $17.8 million. The Company intends to continue marketing both its line of Scotts spreaders and Republic's EZ(Registered) line of spreaders in 1994 and is integrating the manufacture of its spreaders through Republic. Management estimates that the Company's share of the market for lawn spreaders was approximately 33% in fiscal 1993, more than double that of the next leading manufacturer.

    Garden Products, Tools and Indoor Products. The Company produces and sells a line of boxed Scotts Plant Foods, garden and landscape fertilizers. The Company has a licensing agreement with Union Tools, Inc. ("Union") under which Union, in return for the payment of royalties, is granted the right to produce and market a line of garden tools bearing the Scotts trademark and has agreed to undertake the marketing of a line of Scotts tools produced in Germany which were formerly marketed by the Company. The Company also has a license agreement with NOMA Industries, licensing that company in return for royalty payments to produce and sell a line of power lawnmowers under the Scotts name. The Company sells a line of indoor plant care products. In management's estimation, the Company did not have a material share of the markets for these products in fiscal 1993.

    International. The Company produces and sells consumer lawn and garden care products, under various labels, internationally, principally in Canada, Japan and Europe. In 1991, the Company established a subsidiary and a network of sales representatives in the United Kingdom to enter the consumer lawn and garden market in Great Britain. Sierra has a manufacturing facility in The Netherlands and sells its fertilizer products throughout Europe, and in Australia and New Zealand, but primarily for professional use.

    Business Strategy

    The Company believes that it achieved its leading position in the do-it-yourself lawn care market on the basis of its sophisticated technology, the superior quality and value of its products and the service it provides consumers. The Company seeks to maintain and expand its market position by emphasizing these qualities and taking advantage of the Scotts name and reputation. Since its acquisition of Hyponex, the Company has also focused on increasing sales of its higher margin organic items such as potting soils.

    With the acquisition of Republic in 1992, the Company was able to begin integrating the manufacture of its important lawn spreader product line. The more recent acquisition of Sierra should provide the Company with numerous strategic opportunities, including expanding the distribution of Scotts products internationally, by using the Sierra facilities and personnel in Europe and elsewhere. The Company also expects to increase sales of water-soluble fertilizers manufactured by Sierra in the consumer market and to test certain bioinsecticides for which Sierra has licenses.

    Drawing upon its strong research and development capabilities, the Company intends to continue to develop and introduce new and innovative lawn and garden products. The Company believes that its ability to introduce successful new consumer products has been a key element in Scotts' growth. New consumer products in recent years include the HandyGreen(Registered) hand-held spreader (1991), an improved Hyponex Professional Mix Potting Soil (1991), PatchMaster(Registered) (1992), a unique lawn repair product containing seed, Starter(Registered) fertilizer and mulch, and 3-Step Scotts Lawn Care System consisting of three products in one easy-to-carry box (1993). For fiscal 1994, the Company has introduced premium planting and potting soils under the Scotts brand name, a proprietary fertilizer product, Turf Builder for Shady Areas, and a line of grass seed coated with a fungicide to improve germination.

    The Company also seeks to capitalize upon the competitive advantages stemming from its position as the leading nationwide supplier of a full line of consumer lawn and garden products. The Company believes that this gives it an important edge in selling to larger retailers, such as mass merchandisers and home centers, who value the efficiency of dealing with a limited number of suppliers.

    Finally, the Company has developed a program to take advantage of Hyponex's composting expertise and the increasing concern about landfill capacity by entering into agreements with municipalities and waste haulers to compost yard waste. A pilot program was started in 1991 on Company-owned land in Marysville when the Company entered into a five-year contract with Franklin County, Ohio, to compost a minimum of 50,000 tons of yard waste per year for a fee of $20 per ton. During 1992, the Company entered into agreements for composting yard waste in Greensboro, North Carolina; Waukesha County, Wisconsin; Spokane, Washington and Portland, Oregon. The Company now has twelve compost facilities. In addition to service fees, the Company plans to substitute the resulting compost for a portion of the raw materials in Hyponex and other Company products. Revenues in fiscal 1993 and 1992 from composting services were $2.1 million and $0.8 million, respectively.

    Marketing and Promotion

    The Company employs a 93 person direct sales force for its consumer products to cover approximately 24,000 retail outlets and headquarters of national, regional and local chains. Most salespeople have college degrees and prior sales experience. Sierra's sales force is composed primarily of distributors, supported by a technically trained field force of six. In recent years, the percentage of sales to mass merchandisers and large buying groups has increased. The top ten accounts represented 58% of the Consumer Business Group sales in fiscal 1993 versus 47% in 1990. See "-Matters Relating to the Company Generally-Significant Customers."

    At the same time, the Company continues to support its independent retailers. Most importantly, the Company developed a special line of products, marketed under the Lawn Pro(Registered) name, which are sold exclusively by independent retailers. These products include the 4-Step(Trademark) program, introduced in 1984, which encourages consumers to purchase four products at one time (fertilizer plus crabgrass preventer, fertilizer plus weed control, fertilizer plus insect control and a special fertilizer for Fall application). The Company promotes the 4-Step program as providing consumers with all their annual lawn care needs for less than half of what a lawn care service would cost. The Company believes that the Lawn Pro line has helped maintain the loyalty of the independent retailers in the face of increasing competition from mass merchandisers. During 1993, the Company reintroduced its Lawn Care(Registered) magazine as part of the direct mail promotion for the Lawn Pro 4-Step program.

    The Company supports its sales efforts with extensive advertising and promotional programs. Because of the importance of the Spring sales season in the marketing of consumer lawn and garden products, the Company focuses its promotional efforts on this period. Through advertising, consumer rebates, retailer allowances and other promotional efforts, the Company seeks to encourage customers to make the bulk of their lawn and garden purchases in the early Spring. The Company believes that its early season promotions substantially moderate the risk to its consumer sales posed by bad weekend weather.

    An important part of the Company's sales effort is Scotts' national toll-free consumer hotline, on which Scott's "lawn consultants" answer questions about the Company's products and give general lawn care advice to consumers. The Company's lawn consultants responded to over 240,000 telephone and written inquiries in fiscal 1993 and have handled over 2,000,000 calls since the inception of the consumer hotline in 1972.

    Backing up the Company's marketing effort is its well-known "No Quibble" guarantee, instituted in 1958, which promises consumers a full refund if for any reason they are not satisfied with the results after using Scotts products. Refunds under this guarantee have consistently amounted to less than 0.3% of net sales on an annual basis.

    Competition

    The consumer lawn and garden market is highly competitive. The most significant competitors for the consumer lawn care business are lawn care service companies. At least one of these, Tru Green Company, which also owns the ChemLawn(Registered) lawn care service business, operates nationally and is significantly larger than the Company. In the do-it-yourself segment, the Company's products compete primarily against regional products and private label products produced by various suppliers and sold by such companies as Kmart. These products compete across the entire range of the Company's product line. In addition, certain of the Company's products compete against branded fertilizers, pesticides and combination products produced by such companies as Monsanto Company (Ortho(Registered) and Greensweep(Registered)), Lebanon Chemical Corp. (Greenview(Registered)) and Stern's Miracle-Gro Products, Inc.

    Most competitors, with the exception of lawn care service companies, sell their products at prices lower than those of the Company. The Company competes primarily on the basis of its strong brand names, quality, value, service and technological innovation. The Company's competitive position is also supported by its national sales force, advertising campaigns and its unconditional guarantee. There can be no assurance, however, that additional competition from new or existing competitors will not erode the Company's share of the consumer market or its profit margins.

    Backlog

    The major portion of annual consumer product orders (other than organic products which are normally ordered in season on an "as needed" basis) are received from retailers during the months of October through January and are filled during the months of January through March. As of April 30, 1994, orders on hand for retail customers (excluding orders for Sierra products and Republic's EZ brand spreaders) totaled approximately
$16.8 million compared to approximately $14.7 million on the same date in 1993. All such orders are expected to be filled in fiscal 1994.

Professional Business Group

    The Market

    The Company sells its professional products to golf courses, sports fields, nurseries, lawn and landscape service companies and growers of specialty agricultural crops. Among the purchasers of the Company's products in fiscal 1993 were such golf courses as Augusta National (Georgia), Cypress Point, Spyglass and Pebble Beach (California), Muirfield Village (Ohio), The Country Club (Massachusetts), Colonial Country Club (Texas) and Butler National (Illinois), and such sports complexes as Fenway Park, Camden Yard, Wrigley Field and the Rose Bowl.

    The following table sets forth the amount of Company sales to its professional markets in fiscal 1991, 1992 and 1993:

                        Professional Products Sales
                               (in millions)

                                    Fiscal Year Ended September 30,
                                                   1991     1992     1993
Golf Courses (North America) . . . . . . . . .     $58.2    $62.6    $68.6
Nurseries  . . . . . . . . . . . . . . . . . .       8.0      7.3      7.7
Lawn/Landscape Services  . . . . . . . . . . .       8.9     10.6      9.0
Specialty Agriculture  . . . . . . . . . . . .       4.3      3.1      1.2
Sports Fields/Parks/Schools. . . . . . . . . .       2.4      3.0      2.9
International (other than Canada)  . . . . . .       3.2      3.5      4.3
      Total  . . . . . . . . . . . . . . . . .     $85.0    $90.1    $93.7

    Golf courses are the most important of the Company's professional markets, accounting for over 70% of the Company's Professional Business Group's net sales in fiscal 1993. In fiscal 1993, the Company sold products to approximately 55% of the over 14,500 golf courses in the United States, including 81 of Golf Digest's top 100 U.S courses. Management estimates, based upon an independent biannual market survey and other information available to the Company, that the Company's share of the $200 million golf course turf care segment (not including commodity products) was approximately 25% in fiscal 1993. In addition, Sierra had sales of approximately $9 million to the golf course turf care segment in calendar 1993.

    According to the National Golf Foundation, approximately 200 new golf courses have been constructed annually for the last two years. Management believes that this increase in the number of courses, and the trend toward more highly-maintained golf courses, contributes to an annual sales growth rate in Scott's targeted golf course segment of approximately 7%. The commercial nursery and the sports field segments, management estimates, are growing at 4-5% annually.

    Sierra sells both controlled-release and water-soluble fertilizers as well as a line of pesticides (primarily fungicides) to the commercial horticultural segment both in the United States and abroad with calendar 1993 sales of approximately $55 million in the United States and $31 million abroad. The Company estimates that, in calendar 1993, Sierra had approximately a 33% share of the U.S. commercial ornamental growth category overall, and over a 50% share of the U.S. commercial ornamental fertilizer segment in the United States, more than double the share of next leading manufacturer.

    Products

    The Company's professional turf products, marketed primarily under the ProTurf(Registered) name, include a broad line of sophisticated fertilizers, control products, growth regulators, grass seed and application devices. The products are sold to golf courses, lawn/landscape service companies, athletic field managers and apartment and office complexes. Most ProTurf products are designed for specialized applications. For example, various fertilizers are sold for use on particular areas (e.g., some for golf course greens, others for fairways) and for particular purposes (such as high phosphorous fertilizers and fertilizer containing micronutrients to correct nutrient deficiencies). Similarly, the Company markets a line of fungicides primarily for use on highly maintained areas such as bentgrass greens. A patented technology introduced in 1987, TGR(Registered), combines a turf growth regulator and a fertilizer to control poa annua, a serious weed problem on golf courses. The TGR product line has since been expanded to include other uses, including the reduction of clippings, color enhancement and the improvement of turf density. Although ProTurf products are primarily granular, the Company also markets a line of liquid turf products, now numbering 15, which some turf managers prefer for their cost effectiveness and ease-of-application over large areas. In 1992, the Company's patented Poly-S(Registered) fertilizer technology replaced the Company's sulfur-coated turf fertilizer line, and has gained rapid acceptance. Additional line extensions utilizing Poly-S technology were introduced in 1993 in North America, Europe, Australia, the Pacific Rim and Japan. The company's patented Triaform(Trademark) controlled-release fertilizer technology was introduced in 1993 in 12 new formulations. In 1993, the Company also successfully launched its first natural control product, Turplex(Registered) BioInsecticide, for the professional market.

    Scott's horticulture products are sold primarily to professional nurseries. The horticulture line includes fertilizers and pesticides particularly formulated for container-grown ornamental plants. For example, the Company markets a proprietary fertilizer designed to meet the requirements of commercial nursery growers who demand dependable, long-lasting and safe controlled-release fertilizers to incorporate in their growing media. Controlled-release fertilizer products utilizing Poly-S technology were also introduced in 1992, and extended in 1993, into the nursery and specialty agriculture markets. A new patented polymer coating technology, ScottKote(Registered), was introduced late in fiscal 1993, and several new products utilizing this technology will be added during 1994.

    Sierra's products for professional users include its Osmocote line of controlled-release fertilizers. These are sold in various formulations for different crops and can be produced in versions having a release period of up to 12 months. The greenhouse segment uses water-soluble fertilizers such as Peters Professional. Soilless growing media, under such trademarks as Metro-Mix(Registered) and Terra-Lite(Registered) are also sold to commercial growers. Finally, Sierra also sells a line of proprietary pesticide products for horticultural and turf professionals.

    Business Strategy

    The Company's Professional Business Group focuses its sales efforts on the middle and high end of the professional market and generally does not compete against sellers of commodity products. Demand for the Company's professional products is primarily driven by product quality, performance and technical support.
The Company seeks to meet these needs with a range of sophisticated, specialized products and a professional, agronomically-trained sales force.

    A primary focus of the Professional Business Group's strategy is to provide a continuing flow of innovative new products to its professional customers. Products introduced since 1988 accounted for 63% of the Professional Business Group's net sales in fiscal 1993.

    The Company intends to use its strong position in the golf course segment to increase sales of Sierra products to those users, and, conversely, to expand the distribution of its ProGrow line in the commercial horticultural segment in which Sierra has a strong position.

    The Professional Business Group also works to increase market coverage by focusing on various professional market niches. In 1965, the Company established its first specialized professional sales force, focusing on golf courses. Since 1985, it has established separate sales forces and/or sales managers for lawn and landscape services, sports fields, golf course architects and construction companies, and international segments of the professional market. In 1992, the Company introduced a fairway application service for golf courses. This service has been expanded and is now available in the Carolinas, Georgia, Texas and Southern California. Additional service markets are planned for 1994. In 1993, two new Professional Service Centers were tested in the Washington, D.C. market. These new Company-operated service centers offer convenient, one-stop shopping for smaller lawn and landscape service customers. Plans are to expand this test in 1994.

    Marketing and Promotion

    The Professional Business Group's sales force consists of 97 technical representatives ("tech reps") who cover approximately 11,600 accounts. Many tech reps are experienced former golf course superintendents or nursery managers and most have degrees in agronomy, horticulture or similar disciplines. Tech reps work closely with golf course and sports field superintendents, turf and nursery managers, and other landscape professionals. In addition to marketing the Company's products, Scott's tech reps provide consultation, testing services, and advice regarding maintenance practices, including individualized comprehensive programs incorporating various products for use at specified times throughout the year. Sierra sells to the professional user primarily through an extensive network of distributors backed up by over 100 field sales representatives worldwide, most with substantial experience in the horticulture market.

    To reach potential purchasers, the Company uses trade advertising and direct mail, publishes newsletters, and sponsors seminars throughout the country. In addition, the Company maintains a special toll-free hotline for its professional customers. The professional customer service department responded to over 40,000 telephone inquiries in fiscal 1993.

    Competition

    In the professional turf and nursery market the Company faces a broad range of competition from numerous companies ranging in size from multi-national chemical and fertilizer companies such as DuPont and Dow-Elanco Company, to smaller specialized companies such as Lesco, Inc. and Lebanon Chemical Corp., to local fertilizer manufacturers and blenders. Portions of this market, such as fairway and rough fertilizers for golf courses, are sometimes served by large agricultural fertilizer companies, while other segments, such as fertilizers and pest controls for golf course greens and high value nursery crops, are served by specialized, research-oriented companies. In certain areas of the country, particularly Florida, a number of companies have begun to offer turf care services, including product application, to golf courses. In addition, the higher margins available for sophisticated products to treat high value crops continue to attract large and small chemical producers and formulators, some of which have larger research departments and budgets than the Company. While the Company believes that its reputation, expertise in product development, and professional sales force will enable it to continue to maintain and build its share of the professional market, there can be no assurance that the Company's market share or margins will not be eroded in the future by new or existing competitors.

    Backlog

    The major portion of professional product orders are received during the months of August through November and are filled during the months of September through November. As of April 30, 1994, orders on hand from professional customers (excluding orders for Sierra products) totaled approximately
$5.8 million compared with $5.5 million on the same date in 1993. All such orders are expected to be filled in fiscal 1994.

Matters Relating to the Company Generally

    Patents, Trademarks and Licenses

    The "Scotts" and "Hyponex" brand names and logos, as well as a number of product trademarks, including "Turf Builder," "Lawn Pro," "Osmocote" and "Peters" are federally registered and are considered material to the Company's business. In 1989, the Company assigned all its rights to certain Hyponex trademarks in the Far East to a Japanese company.

    As of December 31, 1993, the Company held over 100 patents on processes, compositions, grasses, and mechanical spreaders and has several additional patent applications pending. Over the past two years, the Company has been granted a number of patents covering key new process and product technologies. This new patent protection will extend well into the next decade. The Company also holds exclusive and non-exclusive patent licenses from certain chemical suppliers permitting the use and sale of patented pesticides.

    Research and Development

    The Company has a long history of innovation, and its research and development successes can be measured in terms of sales of new products and by the Company's patents. Products introduced since 1987 accounted for over $160 million (34%) of the Company's fiscal 1993 net sales. Virtually all of the Company's fertilizer products, many of its grasses and many of its mechanical devices are covered by one or more of over 100 U.S. and foreign patents owned by the Company.

    The Company's research and development department is headquartered in the Dwight G. Scott Research Center in Marysville, Ohio. The Company also operates three research field stations in Florida, Texas and Oregon. In addition, the Company funds research at universities across the United States and conducts cooperative projects with key professional customers. Research to develop new and improved application devices is conducted at Republic's manufacturing facility in Carlsbad, California. Investment in research is directed toward developing new technology and products to increase manufacturing efficiency, reduce product cost, improve performance, solve specific problems, improve packaging and simplify lawn, turf and horticultural plant care.

    Since its introduction of the first home lawn fertilizer in 1928, the Company has used its research and development strengths to build the do-it-yourself market. In 1947, it introduced the first fertilizer/control combination product; in 1950, the first pre-emergent crabgrass control; in 1957, the first lightweight, controlled-release fertilizer and, in 1964, the first patented bluegrass ("Windsor"). Technology continues to be a Company hallmark. Its introduction of the TGR line in 1987 to control poa annua on golf courses is an example. In 1992, the Company introduced Poly-S, a proprietary controlled-release fertilizer technology. In 1993, ScottKote(Registered), another controlled-release technology primarily for the nursery market, was introduced. In addition, the Company has modified its Marysville facility to utilize a new, patented production process which is expected to reduce costs and improve product quality, while increasing production capacity. (See "-Production Facilities.") Since the Hyponex acquisition, the Company's research and development department has worked to improve the quality and reduce the production cost of branded organic products, in particular potting soils. One of the results of this effort is the introduction, in 1994, of a line of value-added, premium quality potting soils and planting mixes under the Scotts brand.

    Research has also been focused on durability, precision, and reduced production costs of the Republic-produced spreaders.
Recently, Republic completely redesigned the major products within the Company's consumer spreader line that can be distributed and displayed using innovative packaging.

    Sierra pioneered the use of controlled-release fertilizers for the horticultural markets with the introduction of "Osmocote" in the 1960s. This polymer-encapsulated technology has achieved a large share of the horticultural markets due to its ability to meet the strict performance requirements of professional growers. Research and development is currently focused on product improvement and cost reductions. A new, multi-coated controlled-release technology has been developed by Sierra researchers. A new production line is currently under construction at Sierra's Charleston, South Carolina plant to commercialize this high performance product.

    In the years prior to its acquisition by the Company in 1993, Sierra's research group developed an improved, patented line of soluble fertilizers under the "Excel" brand and introduced reformulated potting soils and planting mixes in both the consumer and professional markets.

    Expenditures for research and development were approximately $5.2 million (1.4% of net sales), $6.2 million (1.5% of net sales) and $7.7 million (1.7% of net sales) in fiscal 1991, 1992, and 1993 respectively. Approximately 14% of research and development resources are allocated to advanced technology, 37% to product and process development, and 49% to regulatory compliance and other technical activities. The Company plans a comparable level of spending for the next several years.

    Production Facilities

    The manufacturing plants for Scotts' consumer and professional fertilizer-based products are located in Marysville, Ohio, adjacent to the Company's corporate headquarters and Dwight
G. Scott Research Center. The Company's Taylor Seed Packaging Plant is located on a separate site in Marysville. Hyponex organic products are harvested and packaged in 20 locations throughout the United States. The Company's best selling consumer lawn spreaders are produced at the Republic facility in Carlsbad, California. Some granular and mechanical products and all liquid products, constituting an aggregate of approximately 16% of the Company's cost of sales in fiscal 1993, are produced for the Company by other manufacturers. Sierra has manufacturing sites in the United States and one located in The Netherlands. Sierra's controlled-release fertilizers are produced in Charleston, South Carolina, Milpitas, California, and at Heerlen, The Netherlands. Water-soluble fertilizers are produced in Allentown, Pennsylvania, and the potting soils are produced in Travelers Rest, South Carolina and in Hope, Arkansas.

    Management believes that each of its facilities is well-maintained and suitable for its purpose. Substantially all the Company's owned properties is mortgaged to secure the Company's indebtedness under the Bank Agreement.

    The Company's fertilizer processing and packaging facilities currently operate, on average, five days per week for three shifts. Because of the seasonal nature of the demand for the Company's products, these facilities operate less in the Summer and more, usually every other weekend, during the Fall and Winter.

    The Company's Marysville facilities were substantially modified during fiscal 1992 and 1993. The Company replaced one of the existing fertilizer production lines with a line utilizing a new, patented process which it developed. In addition, the Company erected a new physical-blend facility and added equipment to apply polymer coating to fertilizer materials.

    Capital Expenditures

    Capital expenditures totaled $19.9 million and $15.2 million for the fiscal years ended September 30, 1992 and 1993, respectively. The Company expects that capital expenditures during fiscal 1994 will total approximately $31.5 million, of which approximately $13 million is attributable to construction of a new Poly-S production facility to meet strong forecasted demand. Further, approximately $4 million is for Sierra's capital needs, including construction of a new processing line at its Charleston, South Carolina facility to produce a technologically advanced fertilizer.

    Purchasing

    The key ingredients in the Company's fertilizer and control products are various commodity and specialty chemicals including vermiculite, phosphates, urea, potash, herbicides, insecticides and fungicides. Sierra purchases granulates, homogeneous fertilizer substrates to be coated, and the resins for coating. These resins are primarily supplied domestically by Sierra SunPol Resins, a 97%-owned subsidiary of Sierra. The Company obtains its raw materials from various sources, which the Company presently considers to be adequate. No one source is considered to be essential to either of the Company's Consumer or Professional Business Groups, or to its business as a whole. The Company has never experienced a significant interruption of supply.

    Sphagum peat, peat humus, vermiculite manure and bark constitute Hyponex's most significant raw materials. At current production levels, the Company estimates Hyponex's peat reserves to be sufficient for its near-term needs in all locations except the Northeast.

    Regulatory activities by the Army Corps of Engineers have prevented production at one peat harvesting facility located in Lafayette, New Jersey. See "Environmental and Regulatory Considerations." To meet the demand previously filled by this facility, the Company has been purchasing peat from other nearby producers. Bark products are obtained from sawmills and other wood residue producers and manure is obtained from a variety of sources, such as feed lots, race tracks and mushroom growers. The Company is currently substituting composted yard waste for some organic raw materials and is planning to expand this practice. Raw materials for Republic manufacturing include various engineered resins and metals, all of which are available from a variety of vendors.

    Distribution

    The primary distribution center for the Company's products is also located at the Company's headquarters in Marysville, Ohio. The Company's products are shipped from Marysville by rail and truck. While the majority of truck shipments are made by contract carriers, a portion is made by Scotts' own fleet of leased trucks. Inventories are also maintained in field warehouses located in major markets.

    Most of Hyponex's organic products have low sales value per unit of weight, making freight costs significant to profitability. Hyponex therefore has located approximately twenty distribution locations near large metropolitan areas in order to minimize shipping costs. Hyponex uses its own fleet of approximately 70 trucks as well as contract haulers to transport its products from distribution points to retail customers.

    Sierra's products are produced at three fertilizer and two organic manufacturing facilities located in the United States. The majority of shipments are via common carriers to distributors' warehouses. A small private trucking fleet is maintained at the organic facilities for direct shipment of custom orders to customers. Inventories are also maintained in field warehouses.

    Republic-produced, Scotts branded spreaders are shipped via common carrier to regional warehouses serving the Company's retail network. Republic's E-Z spreader line and its private label lines are sold freight-on-board (FOB) Carlsbad with transportation arranged by the customer.

    Significant Customers

    Kmart and Home Depot represented approximately 21.5% and 8.8%, respectively, of the Company's sales in fiscal 1993, which reflects their significant position in the retail lawn and garden market. The loss of either of these customers or a substantial decrease in the amount of their purchases could have a material adverse effect on the Company's business.

    Employees

    The Company's corporate culture emphasizes employee participation in management, comprehensive employee benefits and programs and profit sharing plans. As of April 30, 1994, the Company employed approximately 2,500 full-time, year-round workers and an additional five part-time or temporary workers. Full-time workers average approximately 10 years employment with the Company or its predecessors. During peak production periods, the Company engages as many as 750 temporary employees. The Company's employees are not unionized, except that twenty-one of Sierra's employees at its Milpitas facility are represented by the International Chemical Workers Union.

Environmental and Regulatory Considerations

    Federal, state and local laws and regulations relating to environmental matters affect the Company in several ways. All products containing pesticides must be registered with the U.S. Environmental Protection Agency (and in many cases, similar state agencies) before they can be sold. The inability to obtain or the cancellation of any such registration could have an adverse effect on the Company's business. The severity of the effect would depend on which products were involved, whether another product could be substituted and whether the Company's competitors were similarly affected. The Company attempts to anticipate regulatory developments and maintain registrations of, and access to, substitute chemicals, but there can be no assurance that it will continue to be able to avoid or minimize these risks. Fertilizer and organic products (including manures) are also subject to state labeling regulations.

    In addition, the use of certain pesticide and fertilizer products is regulated by various local, state and federal environmental and public health agencies. These restrictions may include requirements that only certified or professional users apply the product or that certain products be used only on certain types of locations (such as "not for use on sod farms or golf courses"), may require users to post notices on properties to which products have been or will be applied, may require notification of individuals in the vicinity that products will be applied in the future or may ban the use of certain ingredients.

    Compliance with such regulations and the obtaining of registrations does not assure, however, that the Company's products will not cause injury to the environment or to people under all circumstances.

    State and federal authorities generally require Hyponex to obtain permits (sometimes on an annual basis) in order to harvest peat and to discharge water run-off or water pumped from peat deposits. The state permits typically specify the condition in which the property will be left after the peat is fully harvested, with the residual use typically being natural wetland habitats combined with open water areas. Hyponex is generally required by these permits to limit its harvesting and to restore the property consistent with the intended residual use. In some locations, Hyponex has been required to create water retention ponds to control the sediment content of discharged water.

    In July 1990, the Philadelphia district of the Army Corps of Engineers directed that peat harvesting operations be discontinued at Hyponex's Lafayette, New Jersey facility, and the Company complied. In May 1992, the Department of Justice filed suit seeking a permanent injunction against such harvesting at that facility and civil penalties. The Philadelphia district of the Corps has taken the position that peat harvesting activities there require a permit under Section 404 of the Clean Water Act. If the Corps' position is upheld, it is possible that further harvesting of peat from this facility would be prohibited. The Company is defending this suit and is asserting a right to recover its economic losses resulting from the government's actions. Management does not believe that the outcome of this case will have a material adverse effect on the Company's operations or its financial condition. See "Legal Proceedings."

    Finally, state, federal and local agencies regulate the disposal, handling and storage of waste and air and water discharges from Company facilities. During fiscal 1993, the Company had approximately $234,000 in environmental capital expenditures and $266,600 in environmental expenses, compared with approximately $32,000 in environmental capital expenditures and $209,000 in environmental expenses in fiscal 1992. The Company has budgeted $1,061,500 in environmental capital expenditures and $341,000 in environmental expenses for fiscal 1994.

    The Company has been identified by the Ohio Environmental Protection Agency (the "Ohio EPA") as a Potentially Responsible Party ("PRP") with respect to a site in Union County, Ohio (the "Hershberger site") that has allegedly been contaminated by hazardous substances whose transportation, treatment or disposal the Company allegedly arranged. Pursuant to a consent order with the Ohio EPA, the Company, together with four other PRPs identified to date, is investigating the extent of contamination in the site and developing a remediation program.

    Sierra is a potentially responsible party in connection with the Lorentz Barrel and Drum Superfund Site in California, as a result of its predecessor having shipped barrels to Lorentz for reconditioning or sale between 1967 and 1972. Although many other companies are participating in the remediation of this site, issues relating to the allocation of the costs have not yet been resolved. In addition, Sierra is a defendant in a private cost-recovery action relating to the Novak Sanitary Landfill, located near Allentown, Pennsylvania. By agreement with W. R. Grace-Conn., Sierra's liability is limited to a maximum of $200,000 with respect to this site. The Company's management does not believe that the outcome of these proceedings will in the aggregate have a material adverse effect on its financial condition or results of operations.

Legal Proceedings

    In addition to the matters described in "-Environmental and Regulatory Considerations," the Company is involved in other lawsuits and claims which arise in the normal course of its business. In the opinion of management, these claims, as well as those mentioned above individually and in the aggregate are not expected to result in an adverse effect on the Company's financial position or results of operations.

                                MANAGEMENT

Executive Officers and Directors of Scotts and OMS

         The executive officers of Scotts and the directors of
Scotts and OMS and, as of May 2, 1994, their positions, their ages and years with the Company (and its predecessors) are set forth below.
                                                       Years with the
                                   Positions(s)       Company (and its
     Name             Age             Held             Predecessors)

Tadd C. Seitz         52   Chairman of the Board;      21
                             Chief Executive Officer
Theodore J. Host      48   Director; President;         2
                             Chief Operating Officer
Paul D. Yeager        55   Executive Vice President;   19
                             Chief Financial Officer
Richard B. Stahl      58   Senior Vice President       26
J. Blaine McKinney    50   Senior Vice President,       1
                             Consumer Business Group
Bernard R. Ford       50   Vice President, Strategy    15
                             and Business Development
Michael P. Kelty      43   Vice President, Technology  14
                             and Operations
Kenneth W. Holbrook   54   Senior Vice President and
                             General Manager - Professional
                             Business Group              -
Lawrence M. McCartney 53   Vice President,              19
                             Information Systems
Wim Pieters           52   Vice President and Managing
                             Director, Europe and Related
                             Markets                     -
Lisle J. Smith        37   Vice President, Administration
                             and Planning                -
Robert A. Stern       51   Vice President,              11
                             Human Resources
Craig D. Walley       50   Vice President, General       9
                             Counsel, Secretary
Robert M. Webb        51   Vice President,              18
                             Manufacturing and Logistics
James B. Beard        56   Director                      4
John S. Chamberlin    63   Director                      4
Alberto Cribiore      48   Director                      7
Joseph P. Flannery    59   Director                      7
Donald A. Sherman     40   Director                     10
John M. Sullivan      58   Director                      -
L. Jack Van Fossen    56   Director                      -

          Executive Officers serve at the discretion of the Board of Directors (and in the case of Mr. Host, pursuant to an employment agreement).

          The business experience of each of the persons listed above during the past five years is as follows:

          Mr. Seitz has been the Chief Executive Officer of OMS since 1983 (and of Scotts since 1986) and Chairman of the Board of Scotts and OMS since 1986. He was also President of the Company from 1983 until 1991. Previously, Mr. Seitz served as the Company's Director of Marketing and as General Manager of Burpee. Mr. Seitz is a director of Holophane Corporation.

          Mr. Host has been President and Chief Operating Officer of OMS since October 1991 and a director of Scotts and OMS since December 1991. From May 1990 to October 1991, he was Senior Vice President, Marketing for Coca-Cola USA. He previously was President of the Boyle-Midway Household Products division of American Home Products, Inc.

          Mr. Yeager has been an Executive Vice President of OMS since 1991 and a Vice President and the Chief Financial Officer since 1980. He was first Assistant Comptroller and then
Comptroller of OMS from 1974 to 1980.  Mr. Yeager is also Vice
President and Treasurer of Scotts.

          Mr. Stahl was Vice President and General Manager of the Company's Professional Business Group from December 1987 to December 1993. He was named Senior Vice President in December 1993. Mr. Stahl joined OMS in 1967 as a technical representative in the golf course division.

          Mr. McKinney was named Senior Vice President, Consumer Business Group, in June 1992. From January 1990 to June 1992, he was in marketing and sales management as Vice President of Marketing and Sales of Salov, N.A., a manufacturer of consumer products. From July 1989 to January 1990 he was Director of Sales of Rickett & Colman, Ltd., a consumer products company. Between 1965 and July 1989, he was employed by American Home Products, Inc., becoming Vice President-Director of Sales in the Boyle Midway Household Products Division.

          Mr. Ford has been Vice President, Strategy and Business Development of OMS since December 1987. Other positions at OMS that Mr. Ford has held include Director of Market Development, Director of Export Marketing Services and Director of Marketing.

          Mr. Holbrook was named Senior Vice President and General Manager of the Company's Professional Business Group in 1994. From 1991 through December 1993, Mr. Holbrook was President of Grace-Sierra Horticultural Products Company. From 1980 to 1991, he was President of Koch Materials Company, a division of Koch Industries.

          Mr. Kelty has been a Vice President of OMS since
December 1988. He has served as Director of Research and Development of OMS since August 1988. Prior to that, he was the Company's Director of Advanced Technology Research, and from 1983 to 1987 he was Director, Chemical Technology Development for OMS.

          Mr. McCartney has been a Vice President of OMS since
1989. He jointed OMS in 1974 as Systems and Programming Manager, and was Director, Information Systems from 1976 until 1989.

          Mr. Pieters was named a Vice President of OMS in 1994. From January 1993 through December 1993, Mr. Pieters was a
Vice President of Grace-Sierra Horticultural Products Company, in charge of its international business. Prior to 1993, he was Director of Technology and Development of the Fabrics and Fiber Division of Amoco, Europe.

          Mr. Smith was named a Vice President of OMS in 1994.
From 1991 to December 1993, Mr. Smith was Vice President and
Chief Financial Officer of Grace-Sierra Horticultural Products
Company, and from 1987 to 1991 he was Comptroller.

          Mr. Stern has been Vice President, Human Resources of
OMS since 1984.

          Mr. Walley has been Vice President and General Counsel of OMS since 1985. Since 1986, Mr. Walley has also been Vice
President and Secretary of Scotts.

          Mr. Webb has been a Vice President of OMS since 1988.
He was Vice President-Operations of Hyponex Corporation from 1980 until 1988.

          Dr. Beard became a director of Scotts and OMS in 1989. He is a Professor of Turfgrass Physiology and Ecology at Texas A&M University and was the first president of the International Turfgrass Society. Dr. Beard is the author of numerous books and articles on turfgrass science and is an active lecturer and consultant.

          Mr. Chamberlin became a director of Scotts and OMS in 1989. He has held a number of positions at General Electric Company including Vice President and General Manager of its Housewares and Audio Business Division. From 1976 until 1985, he was President and Chief Executive Officer of Lenox, Inc., and in 1985 joined Avon Products, Inc. as President and Chief Operating Officer. Since leaving Avon in 1988, he has served as advisor for investment firms. He is also a director of The Travelers Insurance Company.

          Mr. Cribiore became a director of Scotts and OMS in 1986. He is Vice President and a director of Clayton & Dubilier, which he joined in 1985. From 1982 to 1985, Mr. Cribiore was a Senior Vice-President of Warner Communications. Mr. Cribiore is a general partner of Clayton & Dubilier Associates II Limited Partnership ("Associates"), a general partner of the general partners of other Clayton & Dubilier managed investment partnerships. Mr. Cribiore is also a director of other corporations in which investment partnerships managed by Clayton & Dubilier have invested, including CDK Holding Corporation and its subsidiary, The Kendall Company.

          Mr. Flannery became a director of Scotts and OMS in 1986. He was a consultant to Clayton & Dubilier from September, 1988 to December 1990. Mr. Flannery was President, Chief Executive Officer and Chairman of the Board of Directors of Uniroyal, Inc. from 1982 to 1986. Mr. Flannery has served as President, Chief Executive Officer and Chairman of the Board of Directors of Uniroyal Holding, Inc. since 1986. Mr. Flannery is also a director of Ingersoll-Rand Company, Kmart Corporation, Newmont Mining Company and Arvin Industries, Inc., as well as other corporations in which investment partnerships managed by Clayton & Dubilier have invested, including CDK Holding Corporation and its subsidiary, The Kendall Company and APS Holding Corporation and various of its subsidiaries.

          Mr. Sherman became a director of Scotts and OMS in 1988. Mr. Sherman served as President of Hyponex Corporation from 1985 until November 1988, and as Vice President -- Finance and Treasurer of Hyponex Corporation from 1983 to 1985. He has been President of Waterfield Mortgage Company in Fort Wayne, Indiana since 1989.

          Mr. Sullivan became a director of Scotts and OMS on January 18, 1994. Mr. Sullivan was Chairman of the Board from 1987 to 1993, and President and Chief Executive Officer from 1984 to 1993 of Prince Holdings, Inc., a corporation which, through its subsidiaries, manufactures sporting goods. Since his retirement from Prince Holdings, Inc. and its subsidiaries in 1993, Mr. Sullivan has served as an independent director for various corporations, none of which, other than the Company, are subject to the Exchange Act.

          Mr. Van Fossen became a director of Scotts and OMS in 1993. Mr. Van Fossen has been President and Chief Executive Officer of Red Roof Inns, Inc., an owner and operator of motels, since 1991. From 1988 to 1991, Mr. Van Fossen was self-employed as an independent business consultant. Prior to 1988, Mr. Van Fossen was Chairman, President and Chief Executive Officer of Chemlawn Corporation. Mr. Van Fossen also serves as a director of Cardinal Health, Inc.

               BENEFICIAL OWNERSHIP OF CLASS A COMMON STOCK

     The following table furnishes certain information as of January 7, 1994, as to the shares of Common Stock beneficially owned by each director and executive officer of the Company included in the Summary Compensation Table included in the Company's Proxy Statement, by all directors and executive officers of the Company as a group, and, to the Company's knowledge, by the only persons owning beneficially more than 5% of the outstanding shares of such class.

                                        Amount and
                                        Nature of
                                        Beneficial     Percent
     Beneficial Owner                   Ownership(1)   Of Class(2)
Government of Singapore
Investment Corporation Pte Ltd.          1,060,600(3)   5.68%(3)
250 North Bridge Road
#33-00 Raffles City Tower
Singapore 0617

Thorsell, Parker Partners
  Incorporated
215 Main Street
Westport, CT 06880                         997,100(4)   5.34%(4)

James B. Beard                              20,727        (5)

John S. Chamberlin                          26,727        (5)

Alberto Cribiore                                --        --

Joseph P. Flannery                          29,454        (5)

Theodore J. Host(6)(7)                     217,593      1.16%

Tadd C. Seitz(6)                           519,720      2.78%

Donald S. Sherman                           26,727        (5)

John M. Sullivan                                --        --

L. Jack Van Fossen                           1,200        (5)

J. Blaine McKinney (6)                      18,742        (5)

Richard B. Stahl (6)                       112,344(8)     (5)

Paul D. Yeager (6)                         153,507(9)     (5)

All directors and executive              1,624,042(10)  8.55%
officers as a group (19 persons)

____________________
<F1>
(1)  Unless otherwise indicated, the beneficial owner has sole voting and investment power as to all of the shares of
     Class A Common Stock reflected in the table.

<F2>
(2) The percent of class is based upon the sum of 18,658,535 shares of Class A Common Stock outstanding on January 7,
     1994, and the number of shares of Class A Common Stock as to which the named person has the right to acquire beneficial ownership upon the exercise of options exercisable within 60 days of January 7, 1994.

<F3>
(3)  Based on information contained in a Schedule 13D dated
     October 18, 1993 filed with the Securities and Exchange
     Commission, Government of Singapore Investment Corporation
     Pte Ltd, an agency of the Singapore government and an investment manager, shares voting and investment power with respect to 749,400 shares of Class A Common Stock with the Government of Singapore and shares voting and investment power with respect to 311,200 shares of Class A Common Stock with the Monetary Authority of Singapore.

<F4>
(4) Based on information provided to the Company by Thorsell, Parker Partners Incorporated ("Thorsell, Parker"), Thorsell,
     Parker, a registered investment advisor, is deemed to have beneficial ownership of 997,100 shares of Class A Common
     Stock as of December 31, 1993, all of which shares are held in portfolios of clients for which Thorsell, Parker serves as investment manager with investment discretion. Thorsell, Parker also exercises sole voting power with respect to 747,825 of such shares.

<F5>
(5)  Represents ownership of less than 1% of the outstanding
     Class A Common Stock of the Company.

<F6>
(6)  Executive officer of the Company named in the Summary
     Compensation Table included in the Company's Proxy Statement for 1994 Annual Meeting of Stockholders.

<F7>
(7) Includes 45,454 shares of Class A Common Stock which were issued to Mr. Host at the time of his employment by the Company and which are pledged to Bank One, N.A.

<F8>
(8)  Includes 25,000 shares of Class A Common Stock held in the
     Richard B. Stahl and Nancy E. Stahl 1992 Charitable
     Remainder Trust. In his capacity as trustee of said Trust, Mr. Stahl exercises sole voting and investment power with respect to such Common Shares. Also includes 1,000 shares of Class A Common Stock held by the son of Mr. Stahl who shares his home.

<F9>
(9)  Includes 100 shares of Class A Common Stock held by each of
     Mr. Yeager's wife and his two daughters who share his home.

<F10>
(10) See Notes (7), (8) and (9) above.  Also includes Class A
     Common Stock held by the respective spouses of executive officers of the Company and by their children who reside with them.

                DESCRIPTION OF BANK AGREEMENT

     Scotts and OMS are co-obligors under the Company's Bank Agreement. As amended on December 16, 1993, in connection with the acquisition of Sierra, the Bank Agreement provides for a revolving credit facility of $150 million, which terminates on March 31, 1996 and which includes swing-line and letter of credit subfacilities, and term loans of $195 million. Scheduled maturities for the term loans are as follows: $15 million due on October 31, 1994; $10 million due semi-annually in 1995; $17.5 million due semi-annually in 1996 and $15 million due semi-annually thereafter through final maturity on September 30, 2000. The Bank Agreement generally requires that the Company apply the Net Cash Proceeds (as defined therein) from the offering of Debt Securities to the prepayment of the term loans as follows: 15% to the installments due in 1994; 15% to the installments due in 1995; 20% to the installments due in 1996; 15% to the installments due in 1997; 15% to the installments due in 1998; 10% to the installments due in 1999 and the balance to the remaining installments in the inverse order of their stated maturity.

     The Bank Agreement is guaranteed by most of the Company's subsidiaries and is secured by substantially all the assets of the Company, as well as by the pledge of 100% of the capital stock of each of the Company's wholly-owned domestic subsidiaries and 65% of the Company's wholly-owned foreign subsidiaries.

     Borrowings under the Bank Agreement bear interest, at the Company's option, at a rate equal to either (i) the higher of the agent bank's reference rate and 1/2% above the "Federal Funds" rate or (ii) the LIBO Rate (as defined therein) plus 1 1/4%.

     The Bank Agreement contains a number of affirmative and negative covenants and customary events of default. The agreement also contains financial covenants requiring the Company to maintain certain levels of Adjusted Operating Profit, Consolidated Net Worth and Interest Coverage (each as defined therein) and requiring the Company to reduce, or "clean-down," non-term borrowings under the Bank Agreement to $30 million or less for thirty consecutive days each year. An offering of Debt Securities may require an amendment of the Bank Agreement.

     Loans under the Bank Agreement are provided by Chemical Bank, as a lending bank and as agent for the thirteen other participating banks. Chemical Bank is an affiliate of Chemical Securities Inc. In addition, Chemical Bank is the trustee under the Indentures. See "Description of Debt Securities -- The Trustee."

                      DESCRIPTION OF DEBT SECURITIES

          The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

          The Senior Debt Securities are to be issued under an Indenture to be dated as of June 1, 1994 (the "Senior Indenture") among Scotts, OMS and Chemical Bank, as trustee. The Subordinated Debt Securities are to be issued under a separate Indenture to be dated as of June 1, 1994 (the "Subordinated Indenture"), also among Scotts, OMS and Chemical Bank, as trustee. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures." Copies of the Senior Indenture and the Subordinated Indenture have been filed as exhibits to the Registration Statement. Chemical Bank is hereinafter referred to as the "Trustee." The following summaries of certain provisions of the Senior Debt Securities, the Subordinated Debt Securities and the Indentures do not pur-port to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture applicable to a particular series of Debt Securities (the "Applicable Indenture"), including the definitions therein of certain terms. Wherever particular Sections, Articles or defined terms of the Indentures are referred to, it is intended that such Sections, Articles or defined terms shall be incorporated herein by reference. Article and Section references used herein are references to the Applicable Indenture. Capital-ized terms not otherwise defined herein shall have the meaning given in the Applicable Indenture.

General

          The Debt Securities will be joint and several obligations of the Issuers. The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder and each Indenture provides that Debt Securities may be issued thereunder from time to time in one or more series. Unless otherwise specified in the Prospectus Supplement, the Senior Debt Securities when issued will be unsecured and unsubordinated obligations of the Issuers and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Issuers. The Subordinated Debt Securities when issued will be unsecured obligations of the Issuers subordinated in right of payment to the prior payment in full of all Senior Debt (as defined) of each Issuer, as described under "Subordination of Subordinated Debt Securities" and in the Prospectus Supplement applicable to an offering of Subordinated Debt Securities.

          Reference is made to the Prospectus Supplement relating to the particular Debt Securities offered thereby (the "Offered Debt Securities") which shall set forth whether the Offered Debt Securities shall be Senior Debt Securities or Subordinated Debt Securities, and shall further set forth the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) whether the Offered Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (3) any limit on the aggregate principal amount of the Offered Debt Securities;
(4) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (5) the Person to whom any interest on the Offered Debt Securities will be payable, if other than the Person in whose name such Offered Debt Securities (or one or more Predecessor Securities) are registered on any Regular Record Date; (6) the date or dates on which the principal of the Offered Debt Securities will be payable; (7) the rate or rates per annum (which may be fixed, floating or adjustable) at which the Offered Debt Securities will bear interest, if any, or the formula pur-suant to which such rate or rates shall be determined, the date or dates from which such interest will accrue and the dates on which such interest, if any, will be payable and the Regular Record Dates for such interest payment dates; (8) the place or places where principal of (and premium, if any) and interest, if any, on Offered Debt Securities will be payable; (9) if applicable, the price at which, the periods within which and the terms and conditions upon which the Offered Debt Securities may be redeemed at the option of the Issuers, pursuant to a sinking fund or otherwise; (10) if applicable, any obligation of the Issuers to redeem or purchase Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities will be redeemed or purchased, in whole or in part; (11) if applicable, the terms of any right to convert or exchange the Offered Debt Securities into other securities or property of either or both of the Issuers or otherwise; (12) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities will be issuable; (13) the currency or currencies, including composite currencies or currency units, in which payment of the principal of (or premium, if any) or interest, if any, on any of the Offered Debt Securities will be payable if other than the currency of the United States of America; (14) if the amount of payments of principal of (or premium, if any) or interest, if any, on the Offered Debt Securities may be determined with reference to one or more indices, the manner in which such amounts will be determined; (15) if the principal of (or premium, if any) or interest, if any, on any of the Offered Debt Securi-ties of the series is to be payable, at the election of the Issuers or a Holder thereof, in one or more currencies, including composite currencies, or currency units other than that or those in which the Securities are stated to be payable, the currency, currencies, including composite currencies, or currency units in which payment of the principal of (or premium, if any) or interest, if any, on Securities of such series as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made; (16) the portion of the principal amount of the Offered Debt Securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof; (17) whether all or any part of the Offered Debt Securities will be issued in the form of a permanent Global Security or Securities and, if so, the depositary for, and other terms relating to, such permanent Global Security or Securities; (18) any event or events of default applicable with respect to the Offered Debt Securities in addition to those provided in the Indentures; (19) any other covenant or warranty included for the benefit of the Offered Debt Securities in addition to (and not inconsistent with) those included in the Indentures for the benefit of Debt Securities of all series, or any other covenant or warranty included for the benefit of the Offered Debt Securities in lieu of any covenant or warranty included in the Indentures for the benefit of Offered Debt Securities, or any combination of such covenants, warranties or provisions; (20) if the Debt Securities are Subordinated Debt Securities, whether the provisions of the Subordinated Indenture described under the caption "Subordination of Subordinated Debt Securities" or other subordination provisions will be applicable to such Subordinated Debt Securities; (21) any restriction or condition on the transferability of the Offered Debt Securities;
(22) if applicable, that such Offered Debt Securities, in whole or any specified part, are defeasible pursuant to the provisions of the Indentures described under "Defeasance and Covenant Defeasance"; (23) any authenticating or paying agents, registrars, conversion agents or any other agents with respect to the Offered Debt Securities; and (24) any other terms or provi-sions of the Offered debt Securities not inconsistent with the Indentures. (Sections 301 and 901)

          Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities are to be issued as registered securities without coupons in denominations of $1,000 or any integral multiple of $1,000. (Section 302). No service charge will be made for any transfer or exchange of such Offered Debt Securities, but the Issuers or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section
305) The Indentures also provide that the Debt Securities of any series, if so specified with respect to a particular series, may be issued in permanent global form. See "Permanent Global Securities".

          Debt Securities may be issued as Original Issue Discount Debt Securities to be sold at a substantial discount below their principal amount. Special Federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Debt Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof upon the occurrence and continuance of an Event of Default. (Section 101)

          If the Debt Securities are denominated in whole or in
part in any currency other than United States dollars, if the principal of (and premium, if any) or interest, if any, on the Debt Securities are to be payable at the election of the Company or a Holder thereof, in a currency or currencies other than that in which such Debt Securities are to be payable, or if any index is used to determined the amount of payments or principal of, premium, if any, or interest on any series of the Debt Securities, special Federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

          Since each of the Issuers is a holding company, the rights of each Issuer, and hence the right of creditors of each Issuer (including the Holders of Debt Securities), to participate in any distribution of the assets of any Subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the Subsidiary, except to the extent that claims of an Issuer itself as a creditor of the Subsidiary may be recognized.

          The Indentures do not contain any provisions that would provide protection to Holders of the Debt Securities against a sudden and dramatic decline in credit quality of the Company resulting from any takeover, recapitalization or similar restructuring.

Payment and Paying Agents

          Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest payment. (Section 307)

          Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Issuers may designate for such purpose from time to time, except that at the option of the Issuers payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable Prospectus Supplement, the corporate trust office of the Trustee in The City of New York will be designated as the Issuers' sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by the Issuers for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Issuers may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Issuers will be required to maintain a Paying Agent in each place of payment for the Debt Securities of a particular series. (Section 1002)

          All moneys paid by the Issuers to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Issuers, and the Holder of such Debt Security thereafter may look only to the Issuers for payment thereof. (Section 1003)

Subordination of Subordinated Debt Securities

          Unless otherwise indicated in the Prospectus Supplement relating thereto, the following provisions will apply to the Subordinated Debt Securities.

          The payment of the principal of (and premium, if any) and interest on the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Debt, including the Senior Debt Securities. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment of the benefit of creditors, marshalling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings of an Issuer, the holders of all Senior Debt will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, due or to become due on such Senior Debt before the holders of the Subordinated Debt Securities will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the Subordinated Debt Securities. (Section 1402)

          By reason of such subordination, in the event of liquidation or insolvency, creditors of an Issuer who are not holders of Senior Debt or Subordinated Debt Securities may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of the Subordinated Debt Securities.

          In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the Subordinated Debt Securities. (Section 1403)

          No payments on account of principal of (or premium, if any) or interest, if any, in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or any event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. (Section 1404). For purposes of the subordination provisions, the payment, issuance and delivery of cash, property or securities upon conversion of a Subordinated Debt Security will be deemed to constitute payment on account of the principal of such Subordinated Debt Security.

          Unless otherwise specified in the Prospectus Supplement relating to the particular series of Subordinated Debt Securities offered thereby, "Debt" means (without duplication and without regard to any portion of principal amount that has not accrued and to any interest component thereof (whether accrued or imputed) that is not due and payable) with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; (vi) the maximum fixed redemption or repurchase price of redeemable stock of such Person at the time of determination; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.
(Section 101 of the Subordinated Indenture)

          Unless otherwise specified in the Prospectus Supplement relating to the particular series of Subordinated Debt Securities offered thereby, "Senior Debt" means (a) the principal of (and premium, if any) and interest, if any, (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to an Issuer to the extent that such claim for post-petition interest is allowed in such proceeding) on Debt, whether incurred on or prior to the date of the Subordinated Indenture or thereafter created, assumed or incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Subordinated Debt Securities or to other Debt which is pari passu with, or subordinated to the Subordinated Debt Securities and
(b) any deferrals, renewals or extensions of such Senior Debt; provided, however, that Senior Debt shall be deemed to include
(i) Debt existing under the Bank Agreement and (ii) Debt existing under the Senior Indenture; provided further, however, that Senior Debt shall not be deemed to include (i) the Subordinated Debt Securities or (ii) the Debt referred to in clause (vi) of the definition of Debt. (Section 101 of the Subordinated Indenture)

          The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Debt by either Issuer, which may include Debt that is senior to the Subordinated Debt Securities, but subordinate to other obligations of one or both of the Issuers. The Senior Debt Securities, when issued, will constitute Senior Debt.

          The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series.

          At April 2, 1994 the combined total amount of indebtedness of the Issuers that would constitute Senior Debt was $329.6 million.

Conversion Rights

          The terms on which Debt Securities of any series may be convertible into common stock or other securities of an Issuer or otherwise will be set forth in the Prospectus Supplement relating thereto. Such terms shall include provisions as to whether conversion is mandatory, at the option of the holder or at the option of the Issuers, and may include provisions pursuant to which the number of shares of common stock or other securities of an Issuer or otherwise to be received by the holders of Debt Securities would be calculated according to the market price of common stock or such other securities as of a time stated in the Prospectus Supplement.

Covenants

     Limitations on Certain Asset Dispositions

          Neither of the Issuers may, and neither may permit any Subsidiary to, make any Asset Disposition in one or more related transactions unless: (i) the Issuer or the Subsidiary, as the case may be, receives consideration for such disposition at least equal to the fair market value for the assets sold or disposed of as determined by the Board of Directors of Scotts in good faith and evidenced by a resolution of the Board of Directors of Scotts filed with the Trustee; (ii) at least 85% of the consideration for such disposition consists of cash or readily marketable cash equivalents or the assumption of Debt of an Issuer (other than Debt that is subordinated, either expressly or structurally, to the Debt Securities) relating to such assets and release from all liability on the Debt assumed, without recourse to either Issuer or their retained assets; and (iii) all Net Available Proceeds, less any amounts invested within 180 days of such disposition in assets related to the business of the Issuers, are applied within 180 days of such disposition (1) first, to the permanent repayment or reduction of Debt then outstanding under the Bank Agreement, or any renewal or replacement thereof, to the extent permitted thereunder, (2) second, to the extent of remaining Net Available Proceeds, to make an Offer to Purchase outstanding Senior Debt Securities at 100% of their principal amount plus accrued interest to the date of purchase, (3) third, to the extent of any remaining Net Available Proceeds, to make an Offer to Purchase outstanding Subordinated Debt Securities at 100% of their principal amount plus accrued interest to the date of purchase, (4) fourth, to the extent of any remaining Net Available Proceeds following the completion of the Offer to Purchase, to the repayment of other Debt of an Issuer or Debt of a Subsidiary of an Issuer, to the extent permitted under the terms thereof and (5) fifth, to the extent of any remaining Net Available Proceeds, to any other use as determined by the Issuers which is not otherwise prohibited by the Indentures. (Section
1008)

     Change of Control

          Upon the occurrence of a Change of Control, the Issuers will be required to make an Offer to Purchase all outstanding Debt Securities at a purchase price equal to 101% of their principal amount plus accrued interest to the date of purchase.
A "Change of Control" will be deemed to have occurred in the event that either (a) any Person or any Persons acting together that would constitute a group (for purposes of Section 13(d) of the Securities Exchange Act of 1934, or any successor provision thereto) (a "Group"), together with any Affiliates or Related Persons thereof shall beneficially own (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, or any successor provision thereto) at least 30% of the aggregate voting power of all classes of Capital Stock of either Issuer entitled to vote generally in the election of directors; or (b) any Person or Group, together with any Affiliates or Related Persons thereof, shall succeed in having a sufficient number of its nominees elected to the Board of Directors of either Issuer such that such nominees, when added to any existing director remaining on the Board of Directors of such Issuer after such election who is an Affiliated or Related Person of such Group, will constitute a majority of the Board of Directors of such Issuer. Notwithstanding the foregoing, with respect to OMS, Scotts shall be deemed not to constitute such a Person or Group for the purposes of clauses (a) and (b) above. (Section 1009)

          In the event that the Issuers make an Offer to Purchase
Debt Securities, the Issuers intend to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Securities Exchange Act of 1934.

Consolidation, Merger and Sale of Assets

          Neither of the Issuers may, in a single transaction or a series of related transactions, consolidate with or merge into any other Person or sell, lease or otherwise transfer its property and assets as, or substantially as, an entirety to any Person and neither may permit any Person to merge into or consolidate with such Issuer unless (i) either (A) such Issuer will be the resulting or surviving entity or (B) any successor or purchaser is a corporation, partnership or trust organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes such Issuer's obligations on the Debt Securities under a supplemental Indenture, (ii) immediately after giving effect to the transaction no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing, and
(iii) certain other conditions are met. (Section 801). Upon any consolidation or merger into any other Person or any conveyance, transfer or lease of an Issuer's assets substantially as an entirety to any Person, the successor Person shall succeed to, and be substituted for, an Issuer under the Indentures, and such Issuer, except in the case of a lease, shall be relieved of all obligations and covenants under the Indentures and the Debt Securities to the extent it was the predecessor Person. (Section
802)

Events of Default and Notice Thereof

          Unless otherwise specified in the Prospectus Supplement relating to a particular series of Debt Securities, the following events are defined in the Indentures as "Events of Default" with respect to Debt Securities of any series: (a) failure to pay principal (including any sinking fund payment) of (or premium, if any, on) any Debt Security of that series when due (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions); (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions); (c) default in the payment of principal and interest on Debt Securities of that series required to be purchased pursuant to an Offer to Purchase as described under "Change of Control" and "Limitation on Certain Asset Dispositions" when due and payable (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions);
(d) failure to perform or comply with the provisions described under "Merger, Consolidation and Sales of Assets"; (e) failure to perform any other covenant or agreement of the Issuers under the Indentures (other than a covenant included in the Indentures solely for the benefit of a series of Debt Securities other than that series) continued for 60 days after written notice to the Issuers by the Trustee or Holders of at least 25% in aggregate principal amount of outstanding Debt Securities of that series;
(f) default under the terms of any instrument evidencing or securing Debt for money borrowed, including Debt Securities of another series, by an Issuer or any Subsidiary having an outstanding principal amount of $5 million individually or in the aggregate which default results in the acceleration of the payment of such indebtedness or constitutes the failure to pay such indebtedness when due; (g) the rendering of a final judgment or judgments (not subject to appeal) against an Issuer or any Subsidiary in an amount in excess of $5 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; and (h) certain events of bankruptcy, insolvency or reorganization affecting an Issuer or any Subsidiary. (Section 501)

          Except as defined in the Prospectus Supplement relating thereto and except as specified in clause (f) of the preceding paragraph, no Event of Default with respect to Debt Securities of a particular series shall necessarily constitute an Event of Default with respect to Debt Securities of any other series. If an Event of Default with respect to Debt Securities of any series at the time outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately; provided, however, that under certain circumstances the Holders of a majority in aggregate principal amount of outstanding Debt Securities of that series may rescind or annul such declaration and its consequences. (Section 502). If an Event of Default specified in clause (h) of the preceding paragraph occurs, the outstanding Debt Securities will ipso facto become immediately payable without any declaration or other act on the part of the Trustee or any Holder. (Section 502)

          Reference is made to the Prospectus Supplement relating to any series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to the principal amount of such Original Issue Discount Securities due on acceleration upon the occurrence of an Event of Default and the continuation thereof.

          The Issuers will be required to furnish to the Trustee annually a statement by certain officers of the Issuers as to compliance with all conditions and covenants of the Indentures.
(Section 1004)

          The Holders of a majority in principal amount of the Outstanding Debt Securities of any series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series, and to waive certain defaults. (Sections 512 and 513)

          The Indentures provide that, upon the occurrence of an Event of Default that shall be continuing, the Trustee shall exercise such of its rights and powers under the Indentures, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 601). Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request of any of the Holders of Debt Securities unless they shall have offered to the Trustee security or indemnity in form and substance reasonably satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 603)

          No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indentures or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of the same series shall have made written request, and offered reasonable indemnity to the Trustee, to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of the same series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507). However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of (or premium, if any) or interest, if any, on such Debt Security on or after the respective due dates expressed in such Debt Security, or of the right to convert such Debt Security in accordance with the Indentures (if applicable). (Section 508)

Modification and Waiver

          Modifications and amendments of each Indenture may be made by the Issuer and the Trustee, with the consent of the Holders of not less than a majority of aggregate principal amount of each series of the outstanding Debt Securities issued under such Indenture which is affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of each Holder of such Debt Security affected thereby: (1) change the Stated Maturity of the principal of (or premium, if any) or any instalment of principal or interest, if any, on any such Debt Security; (2) reduce the principal amount of (or premium, if any) or the interest rate, if any, on any such Debt Security or the principal amount due upon acceleration of an Original Issue Discount Security;
(3) adversely affect any right of repayment at the option of the Holder of any such Debt Security; (4) reduce the amount of or postpone the date fixed for, the payment of any sinking fund or analogous obligation; (5) change the place or currency of payment of principal of (or premium, if any) or the interest, if any, on any such Debt Security; (6) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security on or after the Stated Maturity (or, in the case of redemption, on or after the Redemption Date); (7) adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, such Debt Security (if applicable); (8) reduce the percentage of the principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is necessary to modify or amend the Applicable Indenture; (9) in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the holders of the Subordinated Debt Securities; (10) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive compliance with certain provisions of the Applicable Indenture or for waiver of certain defaults or (11) following the mailing of any Offer to Purchase, modify any Offer to Purchase required under "Limitation on Certain Asset Dispositions" and the "Change in Control" Covenants contained in the Indentures in a manner materially adverse to the holders thereof. (Section 902)

          The Subordinated Indenture also prohibits any modification of amendment of the subordination provisions thereof in a manner adverse to the holders of Senior Debt, without such holders' consent. (Subordinated Indenture Section 902)

          The holders of at least a majority of the aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all Holders of that series, waive compliance by the Issuers with certain restrictive provisions of the Indentures and waive any past default under the Indentures, except a default in the payment of principal, premium or interest or in the performance of certain covenants. (Sections 1011 and 513)

          Each Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities or any series have given or taken any direction, notice, consent, waiver or other action under the Applicable Indenture as of any date, (i) the principal amount of an Original Issue Discount Debt Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, (ii) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security and (iii) the principal amount of a Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (i) or (ii) above, of the amount described in such clause). Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1302, will not be deemed to be Outstanding. (Section 101)

          Except in certain limited circumstances, the Issuers will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Applicable Indenture, in the manner and subject to the limitations provided in such Applicable Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by the Issuers (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104)

Defeasance and Covenant Defeasance

          The Indentures provide, if such provision is made applicable to the Debt Securities of any series pursuant to
Section 301 of the Applicable Indenture (which will be indicated in the Prospectus Supplement applicable thereto), that the Issuers may elect either (A) to defease and be discharged from any and all obligations with respect to such Debt Securities then outstanding (including, in the case of Subordinated Debt Securities, the provisions described under "Subordination of Subordinated Debt Securities" herein and except for the obligations to exchange or register the transfer of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities, and to hold monies for payments in trust)("defeasance"), or (B) to be released from its obliga-tions with respect to such Debt Securities concerning the restrictions described under "Consolidation, Merger and Sale of Assets" and any other covenants applicable to such Debt Securities (including, in the case of Subordinated Debt Securities, the provisions described under "Subordination of Subordinated Debt Securities" herein) which are subject to covenant defeasance ("covenant defeasance"), and the occurrence of an event described and notice thereof in clauses (e) and (f) under "Events of Default and Notice Thereof" (with respect to covenants determined, pursuant to Section 301 of the Applicable Indenture, to be subject to covenant defeasance) shall no longer be an Event of Default, in each case, upon the irrevocable deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money, and/or U.S. Government Obligations (as defined in the Indentures) (or Foreign Government Obligations (as defined in the Indentures) in the case of Debt Securities denominated in foreign currencies) which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may only be established if, among other things, (i) the Issuers have delivered to the Trustee an opinion of counsel (as specified in the Applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, (ii) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Applicable Indenture shall have occurred and be continuing on the date of such deposit, (iii) in the case of Subordinated Debt Securities, (x) no default in the payment of principal of (or premium, if any) or interest, if any, on any Senior Debt beyond any applicable grace period shall have occurred and be continuing, or (y) no other default with respect to any Senior Debt shall have occurred and be continuing and shall have resulted in the acceleration of such Senior Debt and (iv) certain other customary conditions precedent are satisfied. In the case of defeasance under clause (A) above, the opinion of counsel referred to in clause (i) above must refer to an be based on a ruling of the Internal Revenue Service issued to the Company or published as a revenue ruling or on a change in applicable Federal income tax law, in each case after the date of the Applicable Indenture. (Article Thirteen)

          Under current Federal income tax law, defeasance would likely be treated as a taxable exchange of such Debt Securities for interests in the defeasance trust. As a consequence a Holder would recognize gain or loss equal to the difference between the Holder's cost or other tax basis for such Debt Securities and the value of the Holder's proportionate interest in the defeasance trust, and thereafter would be required to include in income a proportionate share of the income, gain and loss of the defeasance trust. Under current Federal income tax law, covenant defeasance would ordinarily not be treated as a taxable exchange of such Debt Securities. Purchasers of such Debt Securities should consult their own advisors with respect to the tax consequences to them of such defeasance and covenant defeasance, including the applicability and effect of tax laws other than the Federal income tax law.

          The Issuers may exercise the defeasance option with respect to such Debt Securities notwithstanding its prior exercise of the covenant defeasance option. If the Issuers exercise the defeasance option, payment of such Debt Securities may not be accelerated because of an Event of Default. If the Issuers exercise the covenant defeasance option, payment of such Debt Securities may not be accelerated by reference to the covenants noted under clause (B) above. In the event the Issuers omit to comply with the remaining obligations with respect to such Debt Securities under the Applicable Indenture after exercising its covenant defeasance option and such Debt Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations (or Foreign Government Obligations in the case of Debt Securities denominated in foreign currencies) on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default, because the required deposit in the defeasance trust is based upon scheduled cash flows, rather than market values, which will vary depending on prevailing interest rates and other factors. However, the Issuers will remain liable in respect of such payments. (Arti-cle Thirteen)

          The Prospectus Supplement may further describe the provisions, if any, applicable to defeasance with respect to the Debt Securities of a particular series.

Certain Definitions

          Set forth below is a summary of certain of the defined terms used in the Indentures. Reference is made to the Applicable Indenture with respect to any particular series of Debt Securities for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. (Section 101)

          "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Subsidiaries (including a consolidation or merger or other sale of any such Subsidiary with, into or to another Person in a transaction in which such Subsidiary ceases to be a Subsidiary, but excluding a disposition by a Subsidiary of such Person to such Person or a Wholly Owned Subsidiary of such Person or by such Person to a Wholly Owned Subsidiary of such Person) of
(i) shares of Capital Stock (other than directors' qualifying shares) of or other ownership interests in a Subsidiary of such Person, (ii) substantially all of the assets of such Person, or any of its Subsidiaries, representing a division or line of business or (iii) other assets or rights of such Person or any of its Subsidiaries outside of the ordinary course of business, provided in each case that the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $1 million or more.

               "Bank Agreement" means the Third Amended and
Restated Credit Agreement, dated as of April 7, 1992, among the Issuers, Chemical Bank (as successor to Manufacturers Hanover Trust Company), as Agent, and the lenders identified therein (the "Banks"), as amended by the First Amendment thereto, dated as of November 19, 1992, the Second Amendment thereto, dated as of February 23, 1993, and the Third Amended thereto, dated as of December 15, 1993, as such agreement may be amended, extended, restated or otherwise modified.

          "Capital Stock" of any Person means any and all shares, interests, participation or other equivalents (however designated) of corporate stock of such Person.

          "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, instalment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Debt or other obligations relating to such properties or assets) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposi-tion or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or joint ventures as a result of such Asset Disposi-tion and (iv) appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the Board of Directors of Scotts, in its reasonable good faith judgment evidenced by a resolution of the Board of Directors of Scotts filed with the Trustee; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be treated for all purposes of the Indentures and the Debt Securities as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction.

          "Offer to Purchase" means a written offer (the "Offer") sent by the Issuers by first class mail, postage prepaid, to each Holder at its address appearing in the Debt Security Register on the date of the Offer offering to purchase up to the principal amount of Debt Securities specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Applicable Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Debt Securities within five Business Days after the Expiration Date. The Issuers shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Issuers' obligation to make an Offer to Purchase, and the Offer shall be mailed by the Issuers or, at the Issuers' request, by the Trustee in the name and at the expense of the Issuers. The Offer shall contain information concerning the business of the Issuers and their Subsidiaries which the Issuers in good faith believe will enable such Holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the Indenture (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Issuers' business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Issuers to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Issuers to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Debt Securities pursuant to the Offer to Purchase. The Offer shall also state:

          (1) the Section of the Applicable Indenture or Indentures pursuant to which the Offer to Purchase is being made;

          (2)  the Expiration Date and the Purchase Date;

          (3) the aggregate principal amount of the Outstanding Debt Securities offered to be purchased by the Issuers pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the Section of the Indentures requiring the Offer to Purchase) (the "Purchase Amount");

          (4) the purchase price to be paid by the Issuers for each $1,000 aggregate principal amount of Debt Securities accepted for payment (as specified pursuant to the Applicable Indenture or Indentures) (the "Purchase Price");

          (5) that the Holder may tender all or any portion of the Debt Securities registered in the name of such Holder and that any portion of a Debt Security tendered must be tendered in an integral multiple of $1,000 principal amount;

          (6) the place or places where Debt Securities are to be surrendered for tender pursuant to the Offer to Purchase;

          (7) that interest on any Debt Security not tendered or tendered but not purchased by the Issuers pursuant to the Offer to Purchase will continue to accrue;

          (8) that on the Purchase Date the Purchase Price will become due and payable upon each Debt Security being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

          (9) that each Holder electing to tender a Debt Security pursuant to the Offer to Purchase will be required to surrender such Debt Security at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Debt Security being, if the Issuers or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to Scotts and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

          (10) that Holders will be entitled to withdraw all or any portion of Debt Securities tendered if the Issuers (or their Paying Agent) receive, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Debt Securities the Holder tendered, the certificate number of the Debt Security the Holder tendered and a statement that such Holder is withdrawing all or a portion of its tender;

          (11) that (a) if Debt Securities in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Issuers shall purchase all such Debt Securities and (b) if Debt Securities in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Issuers shall purchase Debt Securities having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Debt Securities in denominations of $1,000 or integral multiples thereof shall be purchased); and

          (12) that in the case of any Holder whose Debt Security is purchased only in part, the Issuers shall execute, and the Trustee shall authenticate and deliver to the Holder of such Debt Security without service charge, a new Debt Security or Debt Securities, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Debt Security so tendered.

Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

          "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

          "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Permanent Global Securities

          The Debt Securities of a series may be issued in the form of one or more permanent Global Securities that will be deposited with a Depositary or its nominee. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. The Prospectus Supplement relating to such series of Debt Securities will describe the circumstances, if any, under which beneficial owners of interests in any such permanent Global Security may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a permanent Global Security may not be registered for transfer or exchange except in the circumstances described in the applicable Prospectus Supplement. (Sections 204 and 305)

          The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a permanent Global Security and a description of the Depositary will be contained in the applicable Prospectus Supplement.

The Trustee

          Each Indenture contains limitations on the right of the Trustee, as a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. In the case of an Event of Default under the Subordinated Indenture, the Trustee, as trustee under the Senior Indenture, may be deemed to have a conflicting interest and may be required to resign as Trustee under the Subordinated Indenture. In addition, the Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of a default under the Applicable Indenture it is a creditor of the Issuers.

          The Trustee or its affiliates act as depositary for funds of, makes loans to and performs other services for, or may be a customer of, the Issuers in the ordinary course of business.
An affiliate of the Trustee is a lender and the lender's agent under the Bank Agreement.

Governing Law

          The Indentures and the Debt Securities are governed by and shall be construed in accordance with the laws of the State of New York.


                           PLAN OF DISTRIBUTION

          The Issuers may sell Debt Securities to one or more underwriters for public offering and sale by them or may sell Debt Securities to investors or other persons directly or through agents. The Issuers may sell Debt Securities as soon as practicable after effectiveness of the Registration Statement, provided that favorable market conditions exist. Any such underwriter or agent involved in the offer and sale of the Debt Securities will be named in an applicable Prospectus Supplement.

          Underwriters may offer and sell the Debt Securities at a fixed price or prices, which may be changed, or at prices related to prevailing market prices or at negotiated prices. The Issuers also may, from time to time, authorize firms acting as agents of the Issuers to offer and sell the Debt Securities upon such terms and conditions as shall be set forth in any Prospectus Supplement. In connection with the sale of Debt Securities, underwriters may be deemed to have received compensation from the Issuers in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Debt Securities for whom they may act as agent. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

          Any underwriting compensation paid by the Issuers to underwriters or agents in connection with the offering of Debt Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act.
Underwriters, dealers and agents may be entitled, under agreements with the Issuers, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Issuers for certain expenses.

          Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Issuers in the ordinary course of business.

          The Debt Securities may or may not be listed on a national securities exchange or a foreign securities exchange.
No assurances can be given that there will be a market for the Debt Securities.


                      VALIDITY OF THE DEBT SECURITIES

     The validity of the Debt Securities will be passed upon for the Issuers by Vorys, Sater, Seymour and Pease, Columbus, Ohio.


                                  EXPERTS

     The consolidated balance sheets of the Company as of September 30, 1992 and 1993, and the consolidated statements of income, changes in shareholder's equity (deficit) and cash flows for each of the three years in the period ended September 30, 1993, included in this Prospectus have been audited by Coopers & Lybrand, independent accountants, as stated in their report appearing in this Prospectus, and are included in reliance upon the report, which includes an explanatory paragraph on changes in accounting for income taxes and postretirement benefits other than pensions, of such firm given upon their authority as experts in accounting and auditing.


     The consolidated balance sheet of Grace-Sierra Horticultural Products Company ("Grace-Sierra") as of December 16, 1993, and the consolidated statement of operations, changes in common shareholder's deficit and cash flows for the period from January 1, 1993 to December 16, 1993, included in the Company's Current Report on Form 8-K/A dated February 28, 1994, have been audited by Coopers & Lybrand, independent accountants, and are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated balance sheet of Grace-Sierra as of and the consolidated statement of operations, changes in common shareholder's deficit and cash flows for the year ended December 31, 1992, included in the Company's Current Report on Form 8-K/A dated February 28, 1994, have been audited by Price Waterhouse, independent accountants, and are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.




                            THE SCOTTS COMPANY

                INDEX TO CONSOLIDATED FINANCIAL STATEMENTS










  Consolidated Financial Statements of The Scotts Company and
Subsidiaries:

Report of Independent Accountants                              F-1

Consolidated Balance Sheets at September 30, 1992 and 1993     F-2

Consolidated Statements of Income for the years ended
  September 30, 1991, 1992 and 1993                            F-3

Consolidated Statements of Changes in Shareholders' Equity
  (Deficit) for the years ended September 30, 1991, 1992 and
  1993                                                         F-4

Consolidated Statements of Cash Flows for the years ended
  September 30, 1991, 1992 and 1993                            F-5

Notes to Consolidated Financial Statements                     F-6




















                  REPORT OF INDEPENDENT ACCOUNTANTS






To the Shareholders and Board of
  Directors of The Scotts Company

We have audited the accompanying consolidated balance sheets of The

Scotts Company and Subsidiaries as of September 30, 1992 and 1993, and the related consolidated statements of income, changes in shareholders' equity (deficit), and cash flows for each of the three years in the period ended September 30, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Scotts Company and Subsidiaries as of September 30,

1992 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended
September 30, 1993, in conformity with generally accepted accounting principles.

As discussed in Notes 3 and 6 to the consolidated financial statements, effective the beginning of fiscal 1993 the Company changed its method of accounting for postretirement benefits other than pensions and income taxes.


Coopers & Lybrand
Columbus, Ohio
November 19, 1993, except as to Note 12, which is as of December 16, 1993.






                                 F-1

                                  THE SCOTTS COMPANY AND SUBSIDIARIES
                                      Consolidated Balance Sheets
                                      September 30, 1992 and 1993
                                  (in thousands except share amounts)

                                                 ASSETS

                                             1992        1993
Current Assets:
  Cash                                   $    880    $  2,323
  Accounts receivable, less allowance of
    $2,110 in 1992 and $2,511 in 1993      51,580      60,848
  Inventories                              59,697      76,654
  Prepaid and other assets                  3,376       3,917
    Total current assets                  115,533     143,742

Property, plant and equipment, at cost:
  Land and land improvements               18,537      19,817
  Buildings                                31,307      36,300
  Machinery and equipment                  62,082      87,250
  Furniture and fixtures                    5,561       5,952
  Construction in progress                 16,914       4,687
                                          134,401     154,006
  Less accumulated depreciation            45,331      55,215
                                           89,070      98,791
Patents and other intangibles, net of
  accumulated amortization of $17,932
  in 1992 and $21,053 in 1993              20,272      19,972
Deferred financing and organizational
  costs, net of accumulated amortization
  of $6,673 in 1992 and $7,770 in 1993      3,708       3,530
Excess of costs over underlying value
  of net assets acquired (goodwill),
  net of accumulated amortization
  of $4,119 in 1992 and $5,123 in 1993     36,030      41,340
Other assets                                3,408      14,215

    Total Assets                         $268,021    $321,590

                                   LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Revolving credit                       $  4,000   $       -
  Current portion of term debt                543       5,444
  Bank line of credit                       1,658         705
  Accounts payable, trade                  29,313      28,279
  Accrued liabilities                       7,315       9,135
  Accrued payroll and fringe benefits      10,293      12,035
  Accrued taxes                             7,616       9,253
    Total current liabilities              60,738      64,851

Long-term debt, less current portions      31,354      87,080
Postretirement benefits other than
  pensions                                      -      26,646

    Total Liabilities                      92,092     178,577

Commitments and Contingencies

Shareholders' Equity:
  Preferred stock, $.01 par value,
   authorized 10,000,000 shares; none issued    -           -
  Class A Common stock, voting, par value
   $.01 per share; authorized 35,000,000
   shares; 21,073,430 issued in 1992
   and 1993                                   211         211
  Class B Common stock, non-voting,
   par value $.01 per share; authorized
   35,000,000 shares; none issued               -           -
  Capital in excess of par value          192,604     193,263
  Deficit                                 (16,886)     (9,020)
  Treasury stock 2,414,895 shares in
   1993, at cost                                -     (41,441)
    Total Shareholders' Equity            175,929     143,013

    Total Liabilities and Shareholders'
      Equity                             $268,021    $321,590


                             The accompanying notes to consolidated financial
                           statements are an integral part of these statements.

                                                   F-2


                            THE SCOTTS COMPANY AND SUBSIDIARIES
                             Consolidated Statements of Income
                   for the years ended September 30, 1991, 1992 and 1993
                            (in thousands except share amounts)

                                                              1991        1992         1993
      Net sales                                            $388,120    $413,558     $466,043
      Cost of sales                                         207,956     213,133      244,218

      Gross profit                                          180,164     200,425      221,825

      Operating expenses:
        Marketing                                            57,489      66,245       74,579
        Distribution                                         57,056      61,051       67,377
        General and administrative                           22,985      24,759       27,688
        Research and development                              5,247       6,205        7,700

          Total operating expenses                          142,777     158,260      177,344

      Income from operations                                 37,387      42,165       44,481

      Other expenses, net, including
        interest expense of $30,932 in 1991,
        $15,942 in 1992 and $8,454 in 1993                   32,932      15,962        9,114

      Income before income taxes, extraordinary items
        and cumulative effect of accounting changes           4,455      26,203       35,367

      Income taxes                                            2,720      11,124       14,320

      Income before extraordinary items and
        cumulative effect of accounting changes               1,735      15,079       21,047

      Extraordinary items:
        Loss on early extinguishment of debt, net of tax          -      (4,186)           -
        Utilization of net operating loss carryforwards       2,581       4,699            -
      Cumulative effect of changes in accounting for post-
        retirement benefits, net of tax and income taxes          -           -      (13,157)

      Net income                                           $  4,316    $ 15,592     $  7,890

      Net income per common share:
        Income before extraordinary items and
          accounting changes                               $    .15    $    .84     $   1.07
        Extraordinary items:
          Loss on early extinguishment of debt, net of tax        -        (.23)           -
          Utilization of net operating loss carryforwards       .21         .26            -
        Cumulative effect of changes in accounting for
          postretirement benefits, net of tax
          and income taxes                                        -           -         (.67)
        Net income                                         $    .36*   $    .87     $    .40

      Weighted average common
        shares outstanding during the period             11,832,651  18,014,151   19,687,013


* - Net income per share for fiscal 1991 has been restated to eliminate the effect of accretion to redemption value of redeemable common stock to be comparable with fiscal
      1992 and 1993.

                      The accompanying notes to consolidated financial
                    statements are an integral part of these statements.

                                            F-3


                                          THE SCOTTS COMPANY AND SUBSIDIARIES
                          Consolidated Statements of Changes in Shareholders' Equity (Deficit)

                                 for the years ended September 30, 1991, 1992 and 1993
                                          (in thousands except share amounts)


                                                   Capital in                                     Total
                                                                                                Shareholders'
                            Class A Common Stock   excess of                  Treasury Stock    Equity(Deficit)

                            Shares        Amount   Par Value   (Deficit)    Shares      Amount

Balance, September 30, 1990 9,500,000     $  95    $ 19,264   $(32,036)          -          -      $(12,677)

Purchase of redeemable
  common stock                235,227         2        733                235,227       $(710)        25
Issuance of redeemable
  common stock               (118,182)       (1)      (289)              (118,182)        290          -
Net income                                                       4,316                              4,316
Accretion to redemption
  value of redeemable
  common stock                                       (1,625)                                        (1,625)

Balance, September 30, 1991  9,617,045        96      18,083    (27,720)    117,045      (420)      (9,961)

Adjustment for redeemable
  common stock               2,162,500        22      9,826                                         9,848
Issuance of common stock held
  in treasury                                           310               (112,499)        407       717
Exchange of warrants for
  common stock                 325,454         3      4,754     (4,770)     (4,546)         13         -
Issuance of common stock     8,968,750        90    159,430                                         159,520
Net income                                                       15,592                             15,592
Amortization of unearned
  compensation                                          24                                            24
Options outstanding                                     177                                          177
Foreign currency translation
  adjustment                                                        12                                12
Adjustment for fractional
  shares                         (319)                                                                 -

Balance, September 30, 1992 21,073,430       211     192,604    (16,886)          -           -      175,929

Net income                                                        7,890                               7,890
Amortization of unearned
  compensation                                           24                                             24
Options outstanding                                     635                                            635
Foreign currency translation
  adjustment                                                        (24)                                (24)
Purchase of common stock                                                     (2,414,895)  (41,441)   (41,441)

Balance, September 30, 1993    21,073,430     $ 211    $193,263   $ (9,020) (2,414,895)  $(41,441) $143,013



                                    The accompanying notes to consolidated financial
                                  statements are an integral part of these statements.




                                                          F-4


                             THE SCOTTS COMPANY AND SUBSIDIARIES
                            Consolidated Statements of Cash Flows
                    for the years ended September 30, 1991, 1992 and 1993
                                        (in thousands)


                                                             1991         1992         1993
CASH FLOWS FROM
OPERATING ACTIVITIES
  Net income                                             $   4,316     $ 15,592   $    7,890
  Adjustments to reconcile net income to net
     cash provided by operating activities:
        Depreciation                                        10,670       10,206       12,278
        Amortization                                         7,115        5,642        5,866
        Extraordinary loss on early extinguishment of debt       -        4,186            -
        Cumulative effect of change in accounting for
          postretirement benefits                                -            -       24,280
        Postretirement benefits                                  -            -        2,366
        Deferred income taxes                                    -        1,588      (12,740)
        Loss on sale of equipment                            1,414          392           94
        Provision for losses on accounts receivable          1,068          990        1,409
        Other                                                    -          204          748
        Changes in assets and liabilities:
          Accounts receivable                               (1,514)      (5,476)     (10,002)
          Inventories                                        1,735       (3,291)     (11,147)
          Prepaid and other current assets                   1,216         (268)        (393)
          Accounts payable                                   1,826         (654)      (2,390)
          Accrued liabilities                               (4,750)      (5,351)       1,630
          Other assets and liabilities                       3,542        3,682        4,784
            Net cash provided by operating activities       26,638       27,442       24,673

CASH FLOWS FROM INVESTING ACTIVITIES
      Investment in plant and equipment                     (8,818)     (19,896)     (15,158)
      Acquisition of Republic, net of cash acquired              -            -      (16,366)
      Proceeds from sale of equipment                          215          131          194
            Net cash used in investing activities           (8,603)     (19,765)     (31,330)

CASH FLOWS FROM FINANCING ACTIVITIES
      Borrowings under term debt                               941            -       70,000
      Payments on term and other debt                      (11,008)     (58,307)        (640)
      Net payments under revolving credit                   (6,000)     (36,500)     (18,238)
      Net borrowings (payments) under bank line of credit       58          349         (953)
      Redemption of senior subordinated notes                    -      (53,223)           -
      Redemption of subordinated debentures                      -      (21,132)           -
      Deferred financing cost incurred                           -       (1,117)        (628)
      Net proceeds from issuance of Class A Common Stock         -      160,237            -
      Purchase of Class A Common Stock                           -            -      (41,441)
      Net purchase of redeemable Class A Common Stock         (241)           -            -
            Net cash (used in) provided by
              financing activities                         (16,250)      (9,693)       8,100

Net increase (decrease) in cash                              1,785       (2,016)       1,443
Cash, beginning of period                                    1,111        2,896          880
Cash, end of period                                      $   2,896     $    880      $ 2,323

SUPPLEMENTAL CASH FLOW INFORMATION:
      Interest (net of amount capitalized)               $  29,592     $ 16,240     $  6,169
      Income taxes paid                                         72        1,189       11,500

                       The accompanying notes to consolidated financial
                     statements are an integral part of these statements.


                                             F-5

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization and Basis of Presentation

     The Scotts Company ("Scotts") through its wholly-owned subsidiaries, The O. M. Scott & Sons Company ("OMS"), Hyponex Corporation ("Hyponex") and Republic Tool and Manufacturing Corp. ("Republic"), collectively, the "Company"), is engaged in the manufacture and sale of lawn care and garden products. Substantially all of the assets currently held by Scotts consist of the capital stock of OMS and advances to OMS. The consolidated financial statements include the financial statements of Scotts and OMS. All material intercompany transactions have been eliminated.

     Shareholders' equity, shares outstanding and per share amounts for all periods have been adjusted for the January 1992 reverse stock split, in which every 2.2 shares of old Class A Common Stock were exchanged for one share of new Class A Common Stock.

Inventories

     Inventories are principally stated at the lower of cost or market determined by the FIFO method; certain inventories of Hyponex primarily organic products) are accounted for by the LIFO method. At September 30, 1992 and 1993, approximately 28% and 24% of inventories, respectively, are valued at the lower of LIFO cost or market. Inventories include the cost of raw materials, labor and manufacturing overhead.

     The Company makes provisions for obsolete or slow-moving inventories as necessary to properly reflect inventory value.
Inventories as of September 30, 1992 and 1993, net of such provisions, consisted of:

                                    1992               1993

           Finished Goods        $34,605,000        $44,735,000
           Raw Materials          26,063,000         31,905,000
           FIFO Cost              60,668,000         76,640,000

           LIFO Reserve             (971,000)            14,000

                                 $59,697,000        $76,654,000

     Advertising and Consumer Guarantee

     The Company has a cooperative advertising program with customer dealers whereby the Company reimburses dealers for the qualifying portion of dealer advertising costs. Such advertising allowances are based on the timing of dealer orders and deliveries. The Company provides for the cost of this program in the period the sales to dealers are recorded.






                                   F-6


                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     The Company accrues amounts for product non-performance claims by consumers under the Company's product guarantee program. The provision is determined by applying an experience rate to sales in the period the related products are shipped to dealers.

     Property, Plant and Equipment

     Property, plant and equipment, including significant improvements, are stated at cost. Expenditures for maintenance and repairs are charged to operating expenses as incurred. When properties are retired, or otherwise disposed of, the cost of the asset and the related accumulated depreciation are removed from the accounts.

     Depletion of applicable land is computed on the units-of-production method. Depreciation of other property, plant and equipment is provided on the straight-line method and is based on the estimated useful economic lives of the assets as follows:

              Land improvements                10-25 years
              Buildings                        10-40 years
              Machinery and equipment           3-15 years
              Furniture and fixtures            6-10 years

     Property subject to capital leases in the amount of $1,951,000 and $1,484,000 (net of accumulated amortization of $1,128,000 in 1992 and $1,560,000 in 1993) has been included in machinery and equipment at September 30, 1992 and 1993, respectively.

     The Company capitalized interest costs of $380,000 in fiscal
1992 as part of the cost of major asset construction projects.

     Research and Development

     Significant costs are incurred each year in connection with researchand development programs that are expected to contribute profits to operations of future years. All costs associated with research and development are charged to expense as incurred.

     Intangible Assets

     Goodwill is being amortized over 40 years on a straight-line basis. Financing costs incurred in obtaining long-term debt are capitalized and amortized over the life of the related debt using the effective-interest method. Other intangible assets consist primarily of patents and are being amortized on a straight-line basis over their estimated useful economic lives varying from 7 to 24 years.

     Foreign Currency

     The Company has operations located in the United Kingdom where the local currency is the functional currency. Foreign currency financial statements of these operations are translated using exchange rates in effect at period end for assets and liabilities

                                   F-7


                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     and average exchange rates during the period for results of operations. Related foreign currency translation adjustments of $12,000 and ($12,000) are reported as a component of shareholders' equity as of September 30, 1992 and 1993, respectively.

     Gains and losses from foreign currency transactions are included in other expenses, net. In fiscal 1991, 1992 and 1993, the Company recorded foreign exchange losses of $141,000, $324,000 and $196,000, respectively.

     Income Taxes

     Effective October 1, 1992, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 109, "Accounting for Income Taxes", which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of the assets and liabilities using enacted tax rates.

     Prior to fiscal 1993, the Company's deferred income tax provision was based on differences between financial reporting and taxable income.

     Reclassifications

     Certain reclassifications have been made to the prior years' financial statements to conform to fiscal 1993 classifications.

 2.  ACQUISITION

     Effective November 19, 1992, the Company acquired Republic headquartered in Carlsbad, California. Republic designs, develops, manufactures and markets lawn and garden equipment with the substantial majority of its revenue derived from the sale of its products to mass merchandisers, home centers and garden outlets in the United States. The purchase price of approximately $16,366,000 was financed under the Company's revolving credit agreement.

     The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated among the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of purchase price over the estimated fair values of the net assets acquired ("goodwill") of approximately $6,400,000 is being amortized on a straight-line basis over 40 years.








                                   F-8


                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     The following represents the pro forma results of operations assuming the acquisition had occurred effective October 1, 1991 after giving effect to certain adjustments, including depreciation and amortization on tangible and intangible property, increased interest on acquisition debt and related income tax effects. Republic's results of operations have been included in the Company's Consolidated Statement of Income since November 19, 1992. As such, the Company's fiscal 1993 pro forma results of operations are not materially different from actual results and are therefore not presented.

                                                Year Ended
                                            September 30, 1992
                                                (unaudited)
          Net sales                           $ 427,706,000

          Income before extraordinary items   $  13,968,000

          Net income                          $  14,481,000

          Earnings per common share on
            income before extraordinary items $     .77

          Earnings per common share           $     .80

     The pro forma information provided does not purport to be indicative of actual results of operations if the acquisition had occurred asof October 1, 1991, and is not intended to be indicative of future results or trends.

 3.  ASSOCIATE BENEFITS

     OMS has a defined benefit pension plan covering substantially all full-time associates who have completed one year of eligible service or reached the age of 21, whichever is later. Benefits are based on years of service and the associates' average final compensation and are adjusted for Social Security Benefits as defined in the plan. The Company's funding policy is to contribute an amount that can be deducted for Federal income tax purposes subject to Employee Retirement Income Security Act limitations.
















                                   F-9




                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     The following table sets forth the plan's funded status and the related amounts recognized in the consolidated balance sheets at
     September 30, 1992 and 1993.
                                                    1992            1993
       Actuarial present value of benefit obligations:
         Accumulated benefit obligation:
           Vested benefits                   $(26,112,000)   $(28,904,000)
           Nonvested benefits                  (1,649,000)     (1,875,000)
         Additional obligation for
           projected compensation increases    (6,028,000)     (5,530,000)
       Projected benefit obligation for
         service rendered to date             (33,789,000)    (36,309,000)
       Plan assets at fair value, primarily
         corporate bonds, U.S. bonds and
         cash equivalents                      30,890,000      33,214,000
       Plan assets less than projected
         benefit obligations                   (2,899,000)     (3,095,000)
       Unrecognized net asset being
         recognized over 11 1/2 years            (757,000)       (626,000)
       Unrecognized net loss                    5,323,000       4,609,000

         Prepaid pension costs               $  1,667,000    $    888,000


     Pension cost includes the following components:

                                                        Year Ended September 30,
                                                  1991            1992           1993
       Service cost                          $  1,172,000    $  1,571,000    $  1,571,000
       Interest cost                            2,172,000       2,438,000       2,628,000
       Actual return on plan assets            (2,450,000)     (2,602,000)     (2,774,000)
       Net amortization and deferral             (132,000)       (133,000)        (18,000)

         Net pension cost                    $    762,000    $  1,274,000    $  1,407,000

The weighted average settlement rate used in determining the actuarial present value of the projected benefit obligation was 9%, 8% and 8% as of
September 30, 1991, 1992 and 1993, respectively. Future compensation is assumed to increase 5% annually for fiscal 1991 and 1992, and 4% annually for fiscal 1993. The expected long-term rate of return on plan assets was 10% in fiscal 1991 and 1992, and 9% in fiscal 1993.

The Company provides comprehensive major medical benefits to some of its retired associates and their dependents. Substantially all of the
Company's associates become eligible for these benefits if they retire at age 55 or older with more than ten years of service. The plan requires certain minimum contributions from retired associates and includes provisions to limit the overall cost increases the Company is required to cover. The Company funds its portion of retiree medical benefits on a pay-as-you-go basis.




                                   F-10


                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     Effective October 1, 1992, the Company changed its method of accounting for postretirement benefit costs other than pensions by adopting SFAS No. 106, "Employers' Accounting for
Postretirement
     Benefits Other Than Pensions." The Company elected to immediately recognize the cumulative effect of the change in accounting which resulted in a charge of $14,932,000, net of income taxes of $9,348,000, or $.76 per share. In addition to the cumulative
     effect, the Company's retiree medical costs applying the new accounting method increased $1,437,000, net of income taxes of
     $929,000, or $.07 per share, during fiscal 1993 as a result of the change in accounting.

     Net periodic postretirement benefit cost for fiscal 1993 included the following components:

         Service cost - benefits attributed to
           associate service during the year       $   930,000
         Interest cost on accumulated
           postretirement benefit obligation         2,038,000

         Net periodic postretirement benefit cost  $ 2,968,000

     The following table sets forth the retiree medical plan status reconciled to the amount included in the consolidated balance sheet as of September 30, 1993.

     Accumulated postretirement benefit obligation:
         Retirees                                  $ 6,738,000
         Fully eligible active plan participants       314,000
         Other active plan participants              8,305,000
     Total accumulated postretirement
       benefit obligation                           15,357,000
     Unrecognized prior service cost                 9,494,000
     Unrecognized gains from changes
       in assumptions                                1,795,000

     Accrued postretirement benefit cost           $26,646,000

     The discount rate used in determining the accumulated postretirement benefit obligation was 8.5%. For measurement purposes, a 14% annual rate of increase in per capita cost of covered retiree medical benefits was assumed for fiscal 1994; the rate was assumed to decrease gradually to 5.5% through the year 2051 and remain at that level thereafter. A 1% increase in the health care cost trend rate assumptions would increase the accumulated postretirement benefit obligation as of September 30, 1993 by $875,000.

     Both OMS and Hyponex have defined contribution profit sharing plans. Both plans provide for associates to become participants following one year of service. The Hyponex plan also requires associates to have reached the age of 21 for participation.
The
     plans provide for annual contributions which are entirely at the





                                   F-11


                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     discretion of the Board of Directors. Contributions are allocated among the participants employed as of the last day of the calendar year, based upon participants' earnings. Each participant's share of the annual contributions vest according to the provisions of the plans. The Company has provided a profit sharing provision for the plans of $1,750,000, $1,750,000 and $1,993,000 for fiscal
1991, 1992
     and 1993, respectively. The Company's policy is to deposit the contributions with the trustee in the following year.

     The Company is self-insured for certain health benefits up to
     $125,000 per occurrence per individual. The cost of such benefits is recognized as expense in the period the claim occurred.
This
     cost was $5,293,000, $6,439,000 and $6,662,000 in 1991, 1992
and
     1993, respectively. The Company is self-insured for State of Ohio workers compensation up to $500,000 per claim. The cost for workers compensation was $139,000, $127,000 and $268,000 in 1991,
1992 and
     1993, respectively. Claims in excess of stated limits of liability and claims for workers compensation outside of the State of Ohio are insured with commercial carriers. The Company had an accrued vacation liability of $3,404,000 and $3,612,000 at September
30,
     1992 and 1993, respectively.

     In November 1992, the Financial Accounting Standards Board issued
     SFAS No. 112, "Employers' Accounting for Postemployment
Benefits",
     which changes the prevalent method of accounting for benefits provided after employment but before retirement.  The
Company is
     required to adopt SFAS No. 112 no later than the first quarter of fiscal 1995. Management is currently evaluating the provisions of
     SFAS No. 112 and, at this time, the effect of adopting SFAS
No. 112
     has not been determined.

 4.  LONG-TERM DEBT

                                                   September 30,
                                               1992             1993
     Revolving Credit Loan                 $ 34,000,000     $ 21,000,000
     Term Loan                                        -       70,000,000
     Capital lease obligations and other      1,897,000        1,524,000

                                             35,897,000       92,524,000
     Less current portions                    4,543,000        5,444,000

                                           $ 31,354,000     $ 87,080,000

     Maturities of term debt in 1994 through 1996 are $5,000,000 in each year; 1997 and 1998 maturities are $10,000,000 in each year;
and
     aggregate maturities thereafter are $35,000,000.

     On February 23, 1993, the Company entered into an amendment to the
     Third Amended and Restated Credit Agreement ("Agreement") with
     Chemical Bank ("Chemical") and various participating banks.
This







                                   F-12

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     amendment to the Agreement provides the Company with
$70,000,000 of
     term loans with scheduled maturities commencing on March 31,
1994
     and extending through September 30, 2000. The Agreement continues to provide a revolving credit commitment of $150,000,000 through the scheduled termination date of March 31, 1996. The Agreement permits up to $75,000,000 of the revolving credit commitment to be utilized in support of commercial paper and up to $15,000,000 to be utilized for letters of credit. The facility contains a requirement limiting the maximum amount borrowed under the revolving credit commitment to
     $30,000,000 for a minimum of 30 consecutive days each fiscal year.

     For both term and revolving credit borrowings under the Agreement, the Company can elect to borrow domestic funds at the reference rate
     ("prime") of Chemical or Eurodollars at 1 1/4% in excess of the
     London Interbank Offered Rate ("LIBOR").  Interest on
Chemical rate
     loans is payable quarterly and interest on Eurodollar loans is payable at three month intervals from the date of each Eurodollar contract. Applicable rates for Chemical and Eurodollar loans were
     6.0% and 4.5%, respectively, at September 30, 1993. A commitment fee of 3/8 of 1% is charged on the average daily unused portion of the available commitment. An additional 1/4 of 1% is charged on the average daily aggregate principal amount of commercial paper obligations outstanding. Loans under the Agreement are collateralized by substantially all of the Company's tangible and
     intangible assets.

     The Agreement contains certain financial and operating covenants, the most restrictive of which requires the Company to maintain earnings before interest, taxes, profit sharing, certain depreciation charges and the effect of certain accounting changes,
     as defined, to meet specified requirements. The Company was in compliance with all required covenants at September 30, 1993.

     At September 30, 1993, the Company had available an unsecured
     $2,000,000 line of credit with a bank, which is renewable annually, of which $1,658,000 and $705,000 was outstanding at September 30,
     1992 and 1993, respectively.

     During fiscal 1992, the Company recorded an extraordinary charge of
     $4,186,000, net of income taxes of $2,157,000, related to the early extinguishment of 13% Senior Subordinated Notes and 13.5%
     Subordinated Debentures.

 5.  SHAREHOLDERS' EQUITY

     The Class A and Class B Common Stock are identical in all respects except for voting rights and the right of the holder of non-voting
     Class B stock to convert into an equal number of shares of voting
     Class A stock and the right of the holder of voting Class A stock to convert into an equal number of shares of non-voting Class B stock.
     In January 1992, every 2.2 shares of old Scotts Class A
Common Stock
     were exchanged for one share of new Scotts Class A Common
Stock
     ("Shares"). On February 7, 1992, the Company closed the initial public offering of its Shares pursuant to which Scotts sold 8,968,750 newly issued Shares and certain non-management shareholders of Scotts sold an aggregate of 5,406,250
Shares.  The
     Scotts Class A Common Stock is listed on the NASDAQ National
Market
     System under the symbol "SCTT."

                                   F-13

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     On February 23, 1993, the Company purchased all of the shares of
     Class A Common Stock held by a fund managed by Clayton, Dubilier &
     Rice, Inc.  In aggregate, 2,414,895 shares of Class A Common
Stock
     were purchased for approximately $41,441,000, including transaction costs. As a result of this transaction, 18,658,535 shares of
     Class A Common Stock were outstanding as of September 30,
1993.

     In accordance with the provisions of certain of the Management Stock
     Subscription Agreements ("MSS Agreements") under which certain
     Shares were sold to management investors ("Purchaser") during periods prior to the initial public offering, under specified conditions Purchasers could require the Company to purchase all of the Shares held by the Purchaser at a formula price based on book value. Pursuant to requirements of the Securities and Exchange
     Commission, Shares issued by the Company under the MSS
Agreements
     were considered redeemable Shares, excluded from shareholders'
     equity and were subject to accretion to the current redemption value of the Shares. Upon closing of the initial public offering, the obligation of the Company to purchase Shares terminated. Accordingly, Shares previously classified as redeemable common stock
     were reclassified to shareholders' equity. During the year ended
     September 30, 1991, activity in redeemable Shares consisted of
     235,227 Shares being redeemed for $710,100 and 118,182
Shares being
     issued for $469,550. Accretion totalled $1,625,000 for fiscal 1991.

     On November 4, 1992, the Company adopted The Scotts Company
1992
     Long Term Incentive Plan (the "Plan"). The Plan was accepted by the shareholders at Scotts' annual meeting on February 25, 1993.
Under
     the Plan stock options, stock appreciation rights and performance share awards may be granted to officers and other key employees of the Company. The Plan also provides for Board members, who are neither employees of the Company nor associated with Clayton,
     Dubilier & Rice, Inc., to receive stock options. The maximum number of shares of Class A Common Stock that may be issued under the Plan is 1,700,000, plus the number of shares surrendered to exercise options (other than director options) granted under the Plan, up to a maximum of 1,000,000 surrendered shares.

     In addition, pursuant to various employment agreements, the Company granted 136,364 and 300,000 stock options in fiscal 1992 and 1993, respectively.

     Aggregate stock option activity consists of the following:
                                            Year Ended September 30,
                                              1992           1993
     Options outstanding at October 1             -         136,364
     Options granted                        136,364         449,925
     Options exercised                            -               -
     Options cancelled                            -               -

     Options outstanding at September 30    136,364         586,289

     Options exercisable at September 30     45,455          90,910

     Option prices per share:
       Granted                               $ 9.90   $16.25-$18.75

                                   F-14


                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     During fiscal 1993, 128,880 performance share awards were granted.
     These awards entitle the grantee to receive shares or, at the grantees election, the equivalent value in cash or stock options, subject to stock ownership requirements. These awards are conditioned on the attainment of certain performance and other
     objectives established by the Compensation Committee of the Company's Board of Directors.

     Compensation for certain stock options results from the difference between the grant price and market price at the date of grant, and is recognized over the vesting period of the options.
Compensation
     for performance share awards is initially measured at the grant date based upon the current market value of the common stock, with adjustments made quarterly for market price fluctuations.
The
     Company recognized compensation expense for stock options and performance share awards of $177,000 and $635,000 in fiscal
1992 and
     1993, respectively.

     In October 1991, an officer of Scotts purchased 22,727
Shares and
     three other Scotts associates purchased an aggregate of
44,318
     Shares at a purchase price of $3.98 per share. Pursuant to an employment agreement, an officer of Scotts purchased 45,454
Shares
     at a purchase price of $9.90 per share in January 1992.  The
Company
     has recognized $118,000 of unearned compensation equivalent to the difference between the fair market value and the purchase price of the Shares as a charge to capital in excess of par value.
This
     unearned compensation is being amortized on a straight line basis over the period of the employment agreement.

     A significant portion of the price paid by certain officers
and
     management associates is financed by a major bank.  The
Company has
     guaranteed the full and prompt payment of debt outstanding by
     management investors to purchase stock of approximately
$1,729,000
     and $230,000 at September 30, 1992 and 1993, respectively.

     In connection with the 1988 acquisition of the lawn and garden business of Hyponex, the Company entered into a warrant purchase agreement with the prior majority shareholder of Hyponex.
In
     January 1992, the warrants were exchanged for 330,000
Shares.  The
     repurchase and retirement of the warrants was valued at the estimated value of the Shares at the date of the exchange less the
     original consideration received.















                                   F-15


                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



 6.  INCOME TAXES

     The Company adopted SFAS No. 109 effective October 1, 1992, resulting in a benefit of $1,775,000 being reported as a cumulative
     effect of accounting change in the fiscal 1993 Consolidated Statement of Income. Assets recorded in prior business combinations
     net-of-tax were adjusted to pre-tax amounts, resulting in recognition of $1,501,000 of deferred tax liabilities at the date of
     adoption. Prior to fiscal 1993 the Company accounted for income taxes under Accounting Principles Board Opinion No. 11.

     The provision for income taxes consists of the following:
                                           Year Ended September 30,
                                          1991        1992      1993
     Currently Payable:
       Federal                      $   139,000 $ 1,802,000  $14,537,000
       State                                  -     878,000    1,400,000

     Deferred:
       Federal                                -   1,588,000  (11,694,000)
       State                                  -           -   (1,046,000)

     Income Tax Expense             $   139,000 $ 4,268,000  $ 3,197,000

     Income tax expense is included in the financial statements as follows:

     Operations                     $ 2,720,000 $11,124,000  $14,320,000
     Cumulative effect of change
       in accounting principles               -           -  (11,123,000)
     Extraordinary items             (2,581,000) (6,856,000)          -

     Income Tax Expense             $   139,000 $ 4,268,000  $ 3,197,000

     Deferred income taxes for fiscal 1993 reflect the impact of "temporary differences" between the amounts of assets and liabilities for financial reporting purposes and such amounts as
     determined by tax regulations. These temporary differences are determined in accordance with SFAS No. 109 and are more inclusive in nature than "timing differences" as determined under previously applicable accounting principles.














                                   F-16


                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The components of the net deferred tax asset (liability) are as
     follows:
                                                      September 30,
                                                           1993
     Assets
       Accounts receivable                            $    687,000
       Inventory                                         2,359,000
       Accrued expenses                                  6,589,000
       Postretirement benefits                          10,458,000
       Other                                               652,000

       Gross deferred tax assets                      $ 20,745,000

     Liabilities
       Property and equipment                           (9,913,000)
       Safe harbor leases                               (1,181,000)

       Gross deferred tax liabilities                  (11,094,000)

       Net asset                                      $  9,651,000

     The net current and non-current components of deferred income taxes recognized in the balance sheet at September 30, 1993 are:

       Net current liability                          $    (57,000)
       Net non-current asset                             9,708,000

       Net asset                                      $  9,651,000

     A reconciliation of the Federal corporate income tax rate
and the
     effective tax rate on income before income taxes is
summarized below:
                                             Year Ended September 30,
                                            1991        1992      1993
       Statutory income tax rate           34.0%       34.0%     35.0%
       Pension amortization                 5.8         0.3       0.7
       Goodwill amortization and other
         permanent differences resulting
         from purchase accounting          25.4         4.0       4.7
       State taxes, net of federal benefit    -         2.2       3.4
       Other                               (4.1)        2.0      (3.3)

         Effective income tax rate         61.1%       42.5%     40.5%

     In fiscal 1991 and 1992, for financial reporting purposes
the
     Company utilized $8,000,000 and $13,800,000 of net operating loss
     carryforwards and reflected the related tax benefits of
$2,581,000
     and $4,699,000, respectively, as extraordinary items. At September 30, 1992, the Company fully utilized its financial






                                   F-17


                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     reporting net operating loss carryforwards. For tax purposes, the
     Company has remaining net operating loss carryforwards of approximately $5,000,000 which will be utilized on the fiscal 1993
     Federal income tax return. The variance between the operating loss carryforwards on a tax basis and a financial reporting basis is principally due to excess tax depreciation, uniform capitalization rules, nondeductible reserves, capitalization and amortization of package and design costs, and various accrued liabilities that are not deductible for tax purposes until paid. Deferred taxes were not recorded during fiscal 1991 as the Company was in a net operating loss carryforward position at the end of that year.  During
1992,
     the Company recognized $1,588,000 of deferred taxes previously offset by net operating loss carryforwards.

     During fiscal 1991 and 1992, the Company was subject to the alternative minimum tax ("AMT") for financial reporting purposes
     resulting in AMT expense of $139,000 and $1,200,000, respectively.
     The net operating loss carryforwards for AMT purposes were approximately $18,500,000 and $18,600,000 for financial reporting
     and income tax purposes, respectively, at September 30, 1991.
     During fiscal 1992, the Company fully utilized its AMT net operating loss carryforwards. AMT paid results in a tax credit carryforward which can be used in subsequent years to offset regular income tax to the extent it exceeds AMT tax in those years.  At
September 30,
     1992, the Company had $1,480,000 of AMT credit carryforwards which will be utilized on the fiscal 1993 Federal income tax return.

 7.  LEASES

     The Company leases buildings, land and equipment under various noncancellable lease agreements for periods of two to six years.
     The lease agreements generally provide that the Company pay taxes, insurance and maintenance expenses related to the leased assets.
     Certain lease agreements contain purchase options.  At
September 30,
     1993, future minimum lease payments were as follows:

       Year Ending             Capital       Operating
       September 30,           Leases         Leases            Total
           1994            $   566,000    $  5,775,000     $  6,341,000
           1995                508,000       4,054,000        4,562,000
           1996                367,000       3,068,000        3,435,000
           1997                 54,000       2,204,000        2,258,000
           1998                      -         860,000          860,000
           1999 and
             thereafter              -         159,000          159,000
         Total minimum
           lease payments    1,495,000    $ 16,120,000     $ 17,615,000
         Less:  Amount
           representing
           interest            223,000
         Present value
           of net minimum
           lease payments  $ 1,272,000


                                  F-18


              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     The Company also leases transportation and production equipment under various one-year operating leases, which provide for the extension of the initial term on a monthly or annual basis.
Total
     rental expense for operating leases was $6,003,000, $7,281,000 and
     $9,125,000 for fiscal 1991, 1992 and 1993, respectively.

 8.  COMMITMENTS AND CONTINGENCIES

     Seed production agreements obligate the Company to make future purchases. Seed purchases under production agreements for fiscal
     1991, 1992 and 1993 were approximately $5,124,000,
$9,281,000 and
     $4,692,000, respectively. At September 30, 1993, estimated annual seed purchase commitments were as follows:

                  Year Ending
                  September 30,

                     1994           $ 10,670,000
                     1995              5,463,000
                     1996              3,037,000
                     1997                692,000


     The Company is involved in various lawsuits and claims which arise in the normal course of business. In the opinion of management, these claims individually and in the aggregate are not expected to result in a material adverse effect on the Company's financial position or results of operations, however, there can be no assurance that future quarterly or annual operating results will not
     be materially affected by final resolution of these matters.
The
     following details the more significant of these matters.

     The Company has been involved in studying a landfill to which it is believed some of the Company's solid waste had been hauled in the
     1970's. In September 1991, the Company was named by the Ohio
     Environmental Protection Agency ("Ohio EPA") as a
Potentially
     Responsible Party ("PRP") with respect to this landfill.
Pursuant
     to a consent order with the Ohio EPA, the Company, together with four other PRP's identified to date, is investigating the extent of contamination at the landfill and developing a remediation program.

     In July 1990, the Company was directed by the Army Corps of Engineers (the "Corps") to cease peat harvesting operations at its
     New Jersey facility. The Corps' has alleged that the peat harvesting operations were in violation of the Clean Water
Act
     ("CWA"). The United States Department of Justice has commenced a legal action to seek a permanent injunction against peat harvesting at this facility and to recover civil penalties under the CWA. This action had been suspended while the parties engaged in discussion to resolve the dispute. Those discussions have not resulted in a settlement and accordingly the action has been reinstated.
The
     Company intends to defend the action vigorously but if the Corps'
     position is upheld the Company could be prohibited from further




                                   F-19


                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     harvesting of peat at this location and penalties could be assessed against the Company. In the opinion of management, the outcome of this action will not have a material adverse effect on the Company's financial position or results of operations. Furthermore, management believes the Company has sufficient raw material supplies
     available such that service to customers will not be adversely affected by continued closure of this peat harvesting operation.

 9.  CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentration of credit risk consist principally of trade accounts receivable. The Company sells its consumer products to a wide variety of retailers, including mass merchandisers, home centers, independent hardware stores, nurseries, garden outlets, warehouse clubs and local and regional chains. Professional products are sold to golf courses, sportsfields, nurseries, lawn care service companies and growers of specialty agricultural crops. One customer
     accounted for 16.6% of consolidated net sales in fiscal
1991; in
     1992 and 1993 two customers accounted for 15.3% and 7.5%, and 18.0%
     and 9.3% of consolidated net sales, respectively. No other customer accounted for more than 5% of consolidated net sales.  As of

     September 30, 1993, two accounts comprised 9.2% and 7.9% of trade accounts receivable, respectively. The Company performs a credit review before extending credit to a customer. The Company establishes its allowance for doubtful accounts based on factors
     surrounding the credit risk of specific customers, historical trends and other information.





























                                   F-20


                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10.  QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

     The following is a summary of the unaudited quarterly results of operations for fiscal 1992 and 1993 (in thousands except share data):
                                           Fiscal Quarter Ended,

     Fiscal 1992            December 28    March 28     June 27    September 30    Full Year
     Net sales               $ 61,638      $150,780    $130,219      $ 70,921       $41,558
     Gross profit              28,960        73,919      63,271        34,275        200,425
     Income (loss) before
       extraordinary items     (2,677)        9,266       7,277 (1)     1,213         15,079
     Net income (loss)         (2,677)       13,965       3,091         1,213         15,592
     Net income (loss) per
       common share:
       Income (loss) before
         extraordinary items     (.23)          .52         .34 (1)       .06            .84
       Net income (loss)         (.23)          .79         .15           .06            .87

     Weighted average common
       shares outstanding
       during the period   11,815,642    17,690,462  21,117,117    21,123,574     18,014,151

     Fiscal 1993            January 2     April 3      July 3     September 30     Full Year

     Net sales               $ 67,757      $161,102    $156,327      $ 80,857       $466,043
     Gross profit              30,703        78,621      74,814        37,687        221,825
     Income (loss) before
       cumulative effect of
       accounting changes (2)    (471)       10,847       7,986         2,685         21,047
     Net income (loss) (3)    (13,628)       10,847       7,986         2,685          7,890
     Net income (loss) per
       common share:
       Income (loss) before
         cumulative effect of
         accounting changes (2)  (.02)          .54         .43           .14           1.07
       Net income (loss) (3)     (.65)          .54         .43           .14            .40

     Weighted average common
       shares outstanding
       during the period   21,128,564    20,138,585  18,743,752    18,737,150     19,687,013
<F1>
     (1)  Income before extraordinary items for the quarter ended June 27, 1992 has been restated from that previously reported as a result of a change in the estimated effective tax rate attributable to the loss on early retirement of debt reported in that quarter.  This change did not impact net income for the quarter.
 <F2>
     (2)  Income (loss) before cumulative effect of accounting changes for each of the first three quarters of fiscal 1993 has been restated to reflect the ongoing charge resulting from the adoption of SFAS 106 effective October 1, 1992.  The net of tax charge was $462 or $.02 per share for the quarter ended January 2, 1993 and $325 or $.02 per share for each of the subsequent two quarters.
 <F3>
     (3)  The net loss for the quarter ended January 2, 1993 has been restated to reflect the cumulative effect of accounting for postretirement benefits (a net of tax charge of $14,932 or $.71 per share) and income taxes (a benefit of $1,775 or
          $.08 per share).

                                   F-21


                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



11.  RELATED PARTIES

     Clayton, Dubilier & Rice, Inc., a private investment firm in which a director of the Company is an owner, was paid $300,000 in fiscal
     1991 and 1992, and $125,000 in 1993 by the Company for financial advisory and management consulting services. These services ceased effective with the Class A Common Stock purchase described in Note 5.


12.  SUBSEQUENT EVENTS

     Effective December 16, 1993, the Company completed the acquisition of Grace-Sierra Horticultural Products Company
("Grace-Sierra") for
     an aggregate purchase price of approximately $123,300,000, including estimated transaction costs of $3,300,000. Grace-Sierra, based in
     Milpitas, California, is a leading international manufacturer and marketer of specialty fertilizers and related products for the nursery, golf course, greenhouse and consumer markets with calendar
     1992 worldwide net sales of approximately $107,000,000.

     In connection with the acquisition of Grace-Sierra, the Company amended its Agreement with Chemical, whereby term debt commitments available thereunder were increased to $195,000,000 to enable the
     Company to consummate the acquisition.











                                   F-22



     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.


                             TABLE OF CONTENTS
                                                                       Page

Available Information                                                     2
Incorporation of Certain Documents
  by Reference                                                            2
Prospectus Summary                                                        4
Investment Considerations                                                12
The CompanY                                                              14
Use of Proceeds                                                          19
Selected Historical Financial Data                                       19
Unaudited Pro Forma Financial Data                                       22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations                                                          29
Business                                                                 35
Management                                                               52
Beneficial Ownership of Class A Common
  Stock                                                                  56
Description of Bank Agreement                                            59
Description of the Debt Securities                                       60
Validity of the Debt Securities                                          81
Experts                                                                  82
Index to Financial Statements

                            The Scotts Company
                             The O.M. Scott &
                               Sons Company


                              Debt Securities



                               [Scotts Logo]













                                  PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the estimated (except for the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee) fees and expenses (other than underwriting discounts and commissions) in connection with the Offering described in this Registration
Statement:

Securities and Exchange Commission registration
  fee. . . . . . . . . . . . . . . . . . . . . . . . .  $34,483
National Association of Securities Dealers, Inc.
  filing fee . . . . . . . . . . . . . . . . . . . . .   10,500
Transfer Agent and Registrar fees. . . . . . . . . . .      *
Blue Sky filing and counsel fees and expenses. . . . .      *
Printing and engraving costs . . . . . . . . . . . . .      *
Legal fees and expenses. . . . . . . . . . . . . . . .      *
Accounting fees and expenses . . . . . . . . . . . . .      *
Miscellaneous expenses . . . . . . . . . . . . . . . .$      *

    Total. . . . . . . . . . . . . . . . . . . . . . .$      *

*To be filed by amendment

Item 15.  Indemnification  of Directors and Officers

General

    Article Sixth of Scotts' Certificate of Incorporation eliminates the personal liability of directors to Scotts or its stockholders for monetary damages for breaches of fiduciary duty as directors to the fullest extent permitted by Delaware law.
Article Sixth of Scotts' By-laws defines the rights of certain individuals, including directors and officers, to indemnification by Scotts in the event of personal liability or expenses incurred by them as a result of certain litigation against them.

Elimination of Liability in Certain Circumstances

    Article Sixth of the Certificate of Incorporation and
Article VI of the By-laws of Scotts protects Scotts' directors against personal liability for monetary damages resulting from breaches of their fiduciary duty of care, except as set forth below. Under the Delaware General Corporation Law ("DGCL"), absent such provisions, directors could be held liable for gross negligence in the performance of their duty of care but not for simple negligence. Article Sixth of the Certificate of Incorporation absolves directors of liability for negligence in the performance of their duties, including gross negligence.
Directors remain liable for breaches of their duty of loyalty to Scotts and its stockholders, as well as acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. Article Sixth of the Certificate of Incorporation also does not absolve directors of liability under
Section 174 of the DGCL, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability.

Indemnification

    Under the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses
(including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of Scotts and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and the DGCL requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to Scotts.

    Article VI of Scotts' By-laws provides that each person who was or is made a party to, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to become a director or officer of Scotts (or is or was or has agreed to serve at the request of the Company as a director or officer, employee or agent for another entity) while serving in such capacity shall be indemnified and held harmless by Scotts to the full extent authorized by the DGCL, as in effect (or, to the extent indemnification is broadened, as it may be amended) against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf.

    Pursuant to Article VI of its By-laws, Scotts is required to purchase and maintain insurance on behalf of such directors and officers, provided that such insurance is available on acceptable terms as determined by the Board of Directors.


Item 16.  Exhibits.

Exhibit
  No.                          Exhibits

 1*      Form of Underwriting Agreement
 4(a)*   Form of Senior Indenture dated as of June 1, 1994
         between Scotts, OMS and Chemical Bank, as Trustee
4(b)*    Form of Subordinated Indenture dated as of June 1,
         1994 between Scotts, OMS and Chemical Bank, as Trustee
 5*      Opinion of Vorys, Sater, Seymour and Pease
12       Computation of Ratio of Earnings to Fixed Charges
23(a)    Consents of Coopers & Lybrand, Independent Accountants
23(b)    Consent of Price Waterhouse, Independent Accountants
23(c)    Consent of Vorys, Sater, Seymour and Pease
24       Powers of Attorney (included on signature page)
25*      Statement of Eligibility of Trustee under the Trust
         Indenture Act of 1939 on Form T-1 (bound separately)

*To be filed by amendment.

Item 17.  Undertakings.

    (1)  The undersigned registrants hereby undertake:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by
         Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the registration statement is no Form S-3 or Form
S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (2) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of
1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities
Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 maybe permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities
(other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted against the registrants by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (4)  The undersigned registrants hereby undertake that:

         (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (b) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                                SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form
S-3 and have duly caused this Registration Statement on Form S-3 to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Marysville, State of Ohio, on June 1, 1994.

                             THE SCOTTS COMPANY
                             THE O.M. SCOTT & SONS COMPANY


                             By /s/Tadd C. Seitz
                               Tadd C. Seitz
                               Chairman and Chief Executive Officer

                             POWER OF ATTORNEY

    We, the undersigned directors and officers of The Scotts Company ("Scotts") and The O.M.
Scott & Sons Company ("OMS"), and each of us, do hereby constitute and appoint
Tadd C. Seitz,
Theodore J. Host and Paul D. Yeager, or any of them, our true and lawful attorneys and agents, each with power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys or agents, or any of them, may deem necessary or advisable to enable Scotts and OMS to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement on Form S-3, including specifically but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below for each of Scotts and OMS, any and all amendments (including post-effective amendments) to such Registration
Statement; and we do hereby ratify and confirm all that said attorneys and agents, or their substitute or substitutes, or any of them, shall do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration
Statement has been signed below by the following persons in the capacities and on the dates indicated.


       Signature           Title                   Date


/s/James B. Beard          Director              June 1, 1994
  James B. Beard


/s/John S. Chamberlin      Director              June 1, 1994
 John S. Chamberlin


______________________     Director              June 1, 1994
  Alberto Cribiore



/s/Joseph P. Flannery      Director              June 1, 1994
  Joseph P. Flannery


/s/Theodore J. Host        Director/President/   June 1, 1994
  Theodore J. Host         Chief Operating
                           Officer

/s/Tadd C. Seitz           Chairman/Chief        June 1, 1994
  Tadd C. Seitz            Executive Officer


/s/Donald A. Sherman       Director              June 1, 1994
  Donald A. Sherman


/s/John M. Sullivan        Director              June 1, 1994
  John M. Sullivan


/s/L. Jack Van Fossen      Director              June 1, 1994
  L. Jack Van Fossen


/s/Paul D. Yeager          Executive Vice        June 1, 1994
  Paul D. Yeager           President/Chief
                           Financial Officer/
                           Principal Accounting
                           Officer


